UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 12, 2008

TRIP TECH, INC.

(Exact name of registrant as specified in its charter)

Texas	333-142908	20-5933927
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 Zhongshan Road, Shahekou District, Dalian, The People’s Republic of China 116021

(Address of principal executive offices)

Registrant’s telephone number, including area code: 86-411-39660000

128 Jones Road, Suite 208, Houston, Texas 77070

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

See Items 2.01 and 5.01 herein below.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On August 12, 2008 (the “Closing Date”), Trip Tech, Inc., a Texas corporation (“Trip Tech” or the “Registrant”) entered into a Share Exchange Agreement (the “Exchange Agreement”) with SkyAce Group Limited, a British Virgin Islands company (“SkyAce” or the “Company”) and Pioneer Creation Holdings Limited, a British Virgin Islands company and the sole stockholder of SkyAce (the “Stockholder”). As a result of the share exchange, Trip Tech acquired all of the issued and outstanding securities of SkyAce from the Stockholder in exchange for Seventy-Six Million Nine Hundred Twenty-Five Thousand (76,925,000) newly-issued shares of Trip Tech’s common stock, par value $0.001 per share (“Common Stock”) and One Million (1,000,000) shares of Series A Preferred Stock (the “Preferred Stock”), which such Preferred Shares are convertible into Thirty Million (30,000,000) shares of Common Stock (the “Balance Shares”) upon Trip Tech amending its Articles of Incorporation to sufficiently increase the number of authorized shares of Common Stock in order to effect such issuance (the “Amendment”). As of the Closing Date, the Stockholder beneficially owns eighty-two and one quarter percent (82.25%) of the voting capital stock of Trip Tech. The Exchange is intended to constitute a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(B) and/or Section 351 of the Internal Revenue Code of 1986, as amended. As a result of the Exchange, SkyAce became a wholly-owned subsidiary of Trip Tech.

The following is disclosure regarding Trip Tech, SkyAce and SkyAce’s two (2) wholly-owned subsidiaries: (a) Plentimillion Group Limited, a British Virgin Islands holding company (“Plentimillion”), the principal business activities of which consist of (through its wholly-owned subsidiaries) ocean transportation and chartering brokerage and (b) Best Summit Enterprise Limited, a British Virgin Islands holding company (“Best Summit” and together with Plentimillion, the “SkyAce Group”) which controls (as is more fully described below) (i) Dalian Winland International Shipping Agency Co. Ltd., a company organized under the laws of the People’s Republic of China (the “PRC”), the principal activities of which include shipping agency services, booking cargo space, storage of goods and declaration of customs (“Winland International”), (ii) Dalian Winland International Logistics Co. Ltd., a company organized under the laws of the PRC, the principal activities of which include freight forwarding services and logistics shipping agency services (“Winland Logistics”) and (iii) Dalian Shipping Online Network Co. Ltd., a company organized under the laws of the PRC, the principal activities of which include online services for its members (“Shipping Online”, and together with Winland International and Winland Logistics, the “Winland International Group”).

Of the total number of shares of capital stock currently issued and outstanding of the Stockholder, (a) fifty percent (50%) are owned by Mr. Li Honglin, a newly-appointed Director and President of Trip Tech and a Director of SkyAce and (b) fifty percent (50%) are owned by Ms. Xue Ying, a newly-appointed Director and the Chief Executive Officer and Secretary of Trip Tech and a Director of SkyAce. Mr. Li Honglin and Ms. Xue Ying are the only Directors of SkyAce, are both citizens of China and are husband and wife.

DESCRIPTION OF BUSINESS

Except as otherwise indicated by the context, references in this Report to “we”, “us”, “our” or the “Company” are to the consolidated business of the SkyAce Group, except that references to “our Common Stock”, “our shares of Common Stock” or “our capital stock” or similar terms shall refer to the Common Stock of Trip Tech.

Prior Operations of Trip Tech

Trip Tech was incorporated in Texas on November 17, 2006 to enter the online travel industry and to establish a large scale, full service online travel company. Immediately prior to the Exchange, Trip Tech was a development stage internet-based travel company operating with a functional “branded” travel website. Since Trip Tech’s inception, Trip Tech established its corporate existence as a publicly held corporation, raised founder capital, and designed and installed a functional “branded” travel website. Trip Tech’s travel website, http://www.triptechfares.com, was officially launched on May 10, 2007.

The website offered air, hotel, and car fares to other travel agencies and directly to the public through a transparent interface with a tier I travel consolidator (Fare Buzz) that provides the product and booking engine. Also, cruises, vacation packages, tours, and travel promotions were offered through Trip Tech’s affiliation with Passport Online and its electronic leisure travel research, shopping, and marketing program, “VacationPort”.

WebQuarter Design was contracted to design and install Trip Tech’s website and interface with Fare Buzz’s booking engine. Work began on the project in early January 2007 and it was completed on May 10, 2007. The cost of the website was a fixed fee of US$5,000, with US$3,000 paid on the signing of the agreement and the balance of $2,000 paid at product launch. The website is copyrighted, and the site, along with all related materials, is the property of Trip Tech.

Prior to the Exchange, office space, equipment, and administrative services were provided by a vendor and no salaried employees had been engaged during such period. Gene Thompson, Trip Tech’s founding principal, was Trip Tech’s sole officer and director, and he provided the resources to run Trip Tech during such period. For customer service and call-in sales, Trip Tech utilized a single home-based travel agent who was compensated on a contract basis from bookings created exclusively by the agent on an equal commission split. Trip Tech provided such agent with an “800” phone line and internet service to access Trip Tech’s website for sales to the agents’ customers, and such agent was available to all of Trip Tech’s clients for customer service.

As of the date immediately prior to the Exchange, Trip Tech had not been able to raise additional funds through either debt or equity offerings. As a result of the foregoing, Trip Tech began to explore its options regarding the development of a new business plan and direction. Trip Tech was previously in discussions with Iggy’s House, Inc. regarding a potential merger or acquisition, but decided not to proceed with the transaction. On August 12, 2008, Trip Tech consummated the Exchange with SkyAce and the Stockholder.

Our Common Stock is currently traded on the Over-The-Counter Bulletin Board (“OTCBB”) under the symbol “TPTQ”. Immediately prior to the Exchange, Trip Tech was considered a “blank check” company with US$40,963 in assets and a net loss of US$34,965 for the fiscal year ending February 29, 2008.  On the Closing Date, the Company did not have any liabilities.

Current Operations of Trip Tech (General Development of Business)

SkyAce

SkyAce is a holding company founded in British Virgin Islands on September 22, 2006 with no significant operations. SkyAce was formed solely for the purpose of acquiring Plentimillion and Best Summit from Mr. Li Honglin and Ms. Xue Ying, each of whom had owned fifty percent (50%) of both Plentimillion and Best Summit and each of whom now own fifty percent (50%) SkyAce. SkyAce has authorized capital of US$50,000 consisting of Fifty Thousand (50,000) ordinary shares authorized, two (2) of which are currently issued and outstanding and held by Trip Tech as a result of the Exchange. Li Honglin, a newly-appointed Director and President of Trip Tech, serves as a Director of SkyAce. Xue Ying, a newly-appointed Director, Chief Executive Officer and Secretary of Trip Tech, also serves as a Director of SkyAce. Li Honglin and Xue Ying are both Chinese citizens and are the only Directors of SkyAce, having an address at Room 2315, Summit Building, No. 4 Shanghai Road, Zhongshan District, Dalian, China. Li Honglin and Xue Ying are husband and wife. SkyAce’s registered office is located at the offices of Overseas Management Company Trust (B.V.I.) Ltd., OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands. SkyAce’s principal place of business is located at Flat/Room 42, 4/F, New Henry House, 10 Ice House Street, Central, Hong Kong.

Plentimillion

Plentimillion is a holding company founded in the British Virgin Islands on July 5, 2006. Plentimillion was formed solely for the purpose of acquiring each of the following wholly-owned subsidiaries from Li Honglin and Xue Ying (both of whom previously owned fifty percent (50%) of each of the following entities), which such transfers occurred between January 1, 2008 and March 31, 2008:

(a) Winland Shipping Co., Ltd., a company organized under the laws of Hong Kong on August 11, 2000 (“Winland Shipping”);

(b) Kinki International Industrial Limited, a company organized under the laws of Hong Kong on May 2, 2006 (“Kinki”);

(c) Bestline Shipping Limited, a company organized under the laws of Hong Kong on January 27, 1994 (“Bestline”);

(d) Lancrusier Development Co., Limited, a company organized under the laws of Hong Kong on July 11, 1995 (“Lancrusier”);

(e) Win Star Shipping Co., Ltd., a company organized under the laws of St. Vincent and the Grenadines (“SVG”) on June 21, 2000 (“Win Star”);

(f) Bodar Shipping Co., Ltd., a company organized under the laws of SVG on January 7, 2004 and hereinafter referred to as “Bodar”;

(g) Winland Dalian Shipping S.A., a company organized under the laws of Panama on June 8, 2005 (“Winland Dalian”) and

(h) Treasure Way Shipping Limited, a company organized under the laws of Hong Kong on May 27, 2002 (“Treasure Way”).

Plentimillion also acquired the following entities in 2008:

(i) Win Eagle Shipping Co., Ltd., a company organized under the laws of Malta on July 29, 2002 (“Win Eagle”);

(j) Win Bright Shipping Co., Ltd. a company organized under the laws of Malta on February 8, 2002 (“Win Bright”); and

(k) Win Ever Shipping Co., Ltd., a company organized under the laws of Malta on February 8, 2002 (“Win Ever”).

Plentimillion and each of its fourteen (14) wholly-owned subsidiaries set forth above (collectively, the “Plentimillion Group”) are engaged in the ocean transportation of dry bulk cargoes worldwide through the ownership and operation of dry bulk vessels. The principal business activities of the Plentimillion Group are ocean transportation and chartering. The operations of each of the Company’s vessels are managed by Winland Shipping, while the chartering businesses are managed by Kinki and Bestline. Lancrusier’s primary business is management and accounting, while Win Star, Bodar, Winland Dalian, Treasure Way, Win Eagle, Win Bright and Win Ever collectively own all of the Company’s vessels.

Best Summit

SkyAce’s wholly-owned subsidiary Best Summit was incorporated in the British Virgin Islands on November 30, 2006. Best Summit’s sole business is to act as a holding company for its wholly-owned subsidiary, Wallis Development Limited, a company organized under the laws of Hong Kong on December 9, 2006 (“Wallis”). The sole business of Wallis is to act as a holding company for its wholly-owned subsidiary, Beijing Huate Xingye Keji Co., Ltd., a company organized under the laws of the PRC on March 18, 2008 (“Beijing Huate”). Beijing Huate was formed with the purpose of producing IT software, developing new products and adopting advanced and applicable technology and scientific management methods to create economic benefits for its stockholders. It does this by controlling, through Exclusive Technical Consulting and Service Agreements and related transaction documents dated as of March 31, 2008 (collectively, the “Service Agreements”, each of which are attached as Exhibits to this Report), Winland International, Winland Logistics and Shipping Online.

In compliance with the PRC’s foreign investment restrictions on Internet information services and other laws and regulations, the Company conducts all of its Internet information and media services and advertising in China through Winland International, Winland Logistics and Shipping Online, each a domestic Variable Interest Entity (“VIE”). In accordance with FASB Interpretation No. 46R “Consolidation of Variable Interest Entities” (“FIN 46R”), an Interpretation of Accounting Research Bulletin No. 51, a VIE is to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns. Upon executing the Service Agreements, Winland International, Winland Logistics and Shipping Online (collectively also known as the “VIEs”) are all considered VIEs and the Company, through its ownership and control of SkyAce, Best Summit, Wallis and Beijing Huate, their primary beneficiary.

Pursuant to the Services Agreements, Beijing Huate shall provide on-going technical services and other services to the VIEs in exchange for substantially all net income of the VIEs. In addition, the stockholders of the VIEs have pledged all of their shares in the VIEs to Beijing Huate, representing one hundred percent (100%) of the total issued and outstanding capital stock of the VIEs, as collateral for non-payment under the Service Agreements or for fees on technical and other services due thereunder. Beijing Huate also has the power to appoint all directors and senior management personnel of the VIEs.

As of March 31, 2008, the balance sheets of the VIEs have been included in the condensed consolidated balance sheets of SkyAce. Income statements of all VIEs have been included in the SkyAce’s condensed combined statements of income and comprehensive income for the three (3) months ended March 31, 2007.

The registered capital of Wallis is HK$10,000 (US$1,287 upon inception, US$1,463 as of the date of this Report), of which Best Summit has contributed HK$10,000. Wallis has an office located at Flat/Room 42, 4/F, New Henry House, 10 Ice House Street, Central, Hong Kong.

The registered capital of Beijing Huate is RMB 100,000 (US$14,121 upon inception, US$14,630 as of the date of this Report), of which Wallis contributed RMB 100,000. Beijing Huate’s business address is Room 5710, Shenchang Building, No. 51 Zhichun Road, Haidian District, Beijing, China. Mr. Du Guangwen has been appointed to serve as Executive Director and General Manager of Beijing Huate and Mr. Cai Hu has been appointed to serve as Supervisor of Beijing Huate.

Winland International was incorporated under the laws of the PRC on December 5, 2002 by three (3) investors, namely, DWIG, DWSC and DWFF. The registered capital of Winland International is RMB 3,000,000 (US$362,008 upon inception and as of the date of this Report). At establishment, the percentage of each party’s equity interest was 51%, 41.5% and 7.5%, respectively. DWIG was incorporated by Li Honglin and Xue Ying having a 60% and 40% interest, respectively. DWSC was incorporated by DWIG and Xue Ying having a 60% and 40% interest, respectively. DWFF was incorporated by Li Honglin and Xue Ying having a 66.7% and 33.3% interest, respectively. Thus, Li Honglin and Xue Ying had owned a 50.5425% and 49.4575% of Winland International indirectly at inception. According to a share trust instrument agreement executed in February 2005, Li Honglin transferred 0.5425% of his interest in Winland International to Xue Ying. Thereafter, Li Honglin and Xue Ying own 50% each of Winland International as at December 31, 2007 and 2006. The principal activities of Winland International include shipping agency services, booking cargo space, storage of goods, and declaration of customs.

Winland Logistics was incorporated under the laws of the PRC on July 28, 2003 by three (3) investors, namely, DWIG, DWSC and Winland International. The registered capital of Winland Logistics is RMB 25,000,000 (US$3,016,955 upon inception, $US 3,016,955 as of the date of this Report). At establishment, the percentage of each party’s equity interest was 51%, 47.6% and 1.4%, respectively, and Li Honglin and Xue Ying owned 48.4436% and 51.5564% of DWIL indirectly at inception, respectively. According to a share trust instrument agreement executed in February 2005, Xue Ying transferred 1.5564% of her interest in Winland Logistics to Li Honglin. Thereafter, Li Honglin and Xue Ying each owned 50% of Winland Logistics as of December 31, 2007 and 2006. The principal activities of Winland Logistics are freight forwarding services logistics shipping agency services.

Shipping Online was incorporated under the laws of the PRC on February 20, 2003 by two (2) investors, namely, Li Honglin and Xue Ying. The registered capital of Shipping Online is RMB 500,000 (US$60,339 upon inception and as of the date of this Report). At establishment, the percentage of each party’s equity interest was 80% and 20%, respectively. According to a share trust instrument agreement executed in February 2005, Li Honglin transferred 30% of his interest of Shipping Online to Xue Ying. Thereafter, Li Honglin and Xue Ying each owned 50% of Shipping Online as at December 31, 2006 and 2007. The principal activities of Shipping Online are providing online services to its members.

Summary of Current Business of the Company

The Company is a comprehensive, modern international shipping company having its world headquarters based in China. The Company is mainly engaged in a comprehensive range of international shipping and logistics services such as bulk cargo transportation, chartering, shipping agents, logistics, ship trading, spare parts supplies, crew recruitment and shipping porter operation, as well as relevant industry news and data analysis and advertising.

The Company's core business is international bulk cargo transportation. It has an ocean shipping fleet with 13 vessels, with self-owned carrying capacity of nearly 200,000 tons; at the same time, through monthly voyage charter and time charter, the Company can provide carrying capacity of about 1,000,000 tons with shipping lines to major ports around the world.

In addition, the Company owns and operates China's largest shipping industrial online portal called “Shipping Online” which is accessed on the internet at http://www.sol.com.cn. This website functions as a business platform, providing on-line and off-line integrated international shipping and logistics services, such as bulk cargo chartering, container booking, shipping agents, ship trading and building, spare parts supplies, crew recruitment, as well as shipping news and data analysis; the off-line operating team is made up by industrial elites and a logistics network comprised of branches in Beijing, Tianjin, Dalian, Yingkou, Qingdao, Zhangjiagang, Lianyungang, Shanghai and Shenzhen. These branches collectively provide a full service system with a combination of integrated group and localized branches.

Providing the comprehensive shipping and logistics services through Internet is not only the innovation and creation of the Company, but also the seeds of transition of the entire shipping industry from the traditional business model to a modern business model. The Company believes it will create a broad space for development and lead the accelerated development of the entire shipping industry.

Through the above integrated business, the Company has been profitable in the past two (2) fiscal years. The operating revenue of 2006 reached US$59.2 million, of which net profit was nearly US$7.4 million; as the global shipping market had a breakthrough in development, the Company has achieved annual operating revenues of US$70.3 million in 2007, net income of US$21.4 million, enjoying approximately 200% growth as compared with 2006.

From 2008 to 2010, as the further strengthening of the funds in the Company, we believe the Company will steadily expand its capacity, enlarge the size of its ocean transport fleet and push forward with its comprehensive shipping and logistics services with Shipping Online. The Company believes that the growth rate of operating revenue and profit of the Company will be maintained at 20% to 25% in the next three (3) years and if the Company can raise enough capital, the Company believes this growth rate could double.

Brief History of the Company’s Shipping Business

The Company was founded in 1993 as a chartering business. Since the market was dominated by State-owned enterprises at that time, the attitude and level of service was generally not satisfying to customers. Li Honglin, the founder of the Company, seized the opportunity to privately establish the Company by himself, giving full play to the advantages of service and price. The Company gradually received recognition from a large number of corporate customers.

With gradual accumulation of capital and experience, as well as an acute grasp of market trends, the Company leased its first vessel in 1995. In 1997, in light of the outbreak of the Southeast Asian financial crisis, the global shipping market experienced a downturn. Having an optimistic view on market prospects and a stable support of customer resources, the Company seized the opportunity to lease more vessels at a lower price, becoming a ship owner by direct purchase of vessels in 1998. After 2000, the Company expanded its fleet through the purchase of between 3-4 ships annually. Currently, the Company has 13 self-owned vessels.

By the end of 2004, in order to become a modern comprehensive shipping company with sustainable development and innovation potential, the Company developed a strategy to provide traditional maritime services on the Internet and created a new industry business and profitability model by integration of traditional shipping services and Internet e-commerce.

To achieve this strategic planning, at the end of 2004 the Company launched the famous domestic online shipping portal “Shipping Online” and began providing network-based shipping services. Shipping Online is a maritime shipping portal and integrates traditional business practices into designing and developing on-line services for the most important parts of the international shipping industry. Shipping Online provides comprehensive platform solutions, and includes an industry trading platform and business operations platform based on an original information and marketing platform.

The operating income directly and indirectly generated from e-commerce services generated by Shipping Online has become an important added component of the Company’s revenues as well as an enormous publicity value which we believe will continue to advance the Company’s growth beyond the original shipping business of the Company. Winland International provides one-stop, multi-level professional shipping services in each link of the value chain through Shipping Online. Benefiting from the continued economic recovery of the global shipping market and China's rapid and healthy development, we believe the shipping industry is facing an unprecedented opportunity for development.

Market Segments of the Company

Bulk Cargo Transportation and Chartering

The three (3) main categories for international sea transportation are bulk cargo, container liner transport and oil and gas transport, of which bulk cargo transport occupies more than a forty percent (40%) market share and is generally considered the most important market segment of the shipping industry.

The bulk cargo transportation market can be further divided on the basis of the tonnage. The industry uses the following terms to describe such subsets of the bulk cargo transport market (from large to small size): The Capesize vessels market, the Panamax vessels market, the Supramax vessels market and the Handysize vessels market. The Company's fleet is primarily concentrated in the latter two categories, namely, the Supramax and Handysize vessel markets.

The Company conducts its shipping business through the Plentimillion Group and its two (2) main businesses are dry bulk shipping (voyage chartering and time chartering) and vessel chartering. In the years ended 2007 and 2006, 66% and 76% of SkyAce’s revenue was generated from dry bulk shipping revenues, respectively.

E-Commerce & Comprehensive Logistics Services

E-commerce services of the shipping industry mainly provide various professional services to enterprises in shipping, logistics, foreign trade, ship, marine, and other areas. Therefore, e-commerce services of the shipping industry have corresponding market segmentations in accordance with their respective customer groups and type of services. The three (3) most common market segments are as follows:

•
Shipping Information Services. Shipping websites of this type provide shipping information, statistics and data, market analysis, comments, transaction reports and other information services. Website sponsors are mainly research institutions and media with a full range of government background, such as “Chinese Shipping” by the Shanghai Shipping Exchange, the “CNET” by "China Shipping Weekly" under the Chinese Association of Traffic and Transportation. These shipping websites provide information services mainly by relying on their ability to obtain and report information, but without any business transaction information. This is the most common e-commerce service subset in the shipping industry.

•
Shipping Transactions. With the popularity of e-commerce services, more and more shipping companies understand that the Internet is playing an increasingly important role on when they conduct business. Therefore a large number of shipping companies have begun to release information on their own products and services on the Internet for promotion and the ability for customers to search their product. Such trend has formed an online trading market for the purpose of online transactions. If the shipping company timely posts information to benefit cargo owners and charter companies it will enhance the operational efficiency of vessels. When ship-owners desire to conduct ship trading, they can now choose to release relevant information on a shipping portal, resulting in more buyers and sellers to choose from yielding a better return. Shipping e-commerce websites of this type mainly provide a platform for business information and inquiry services and a direct link between member companies who can make off-line transactions and provide a trading platform for exchanges on business information. This is the second most common e-commerce service subset in the shipping industry.

•
Shipping Operations. The ultimate goal for enterprises is to not only access information but to also to effectively use such information in actual business transactions. The two subsets above merely provide business with access to information. In order to enable customers to complete a transaction, Shipping Online assists customers in completing transactions directly through its network as an agent. As an agent, Shipping Online provides bulk cargo chartering, container online booking, spare parts and materials supply online services and ship sales. Such services go beyond the simple model of providing information by providing a practical and efficient operational platform for its member shipping companies.

In the years ended 2007 and 2006, 5% and 4% of SkyAce’s revenue were generated by above three (3) segments, respectively.

Combined Segment Information of SkyAce

The combined segment information of Skyace for 2007 and 2006 are as follows (in US$):

Year Ended December 31, 2007	Marine Transportation	Chartering Brokerage	Other Activities	Corporate and Eliminations	Combined
Sales to unaffiliated customers	$46,096,853	$20,905,911	$3,274,445	$—	$70,279,209
Intersegment sales	—	—	603,302	(630,302)	—
Net sales	46,096,853	20,905,911	3,877,747	(630,302)	70,279,209
Costs	24,326,071	17,912,196	1,993,679	(630,302)	43,601,644
Depreciation and amortization	6,850,825	—	342,802	—	7,193,627
Other operating expenses	964,007	15,428	731,690	512	1,711,637
Operation Income (Loss)	$14,574,459	$2,978,287	$220,067	$(512)	$17,772,301

December 31, 2007
Identifiable assets	$68,844,372	$16,477,255	$8,924,985	$1,414	$94,248,026

Year Ended December 31, 2006	Marine Transportation	Chartering Brokerage	Other Activities	Corporate and Eliminations	Combined
Sales to unaffiliated customers	$45,295,362	$11,682,785	$2,267,353	$—	$59,245,500
Intersegment sales			524,830	(524,830)	—
Net sales	45,295,362	11,682,785	2,792,183	(524,830)	59,245,500
Costs	29,368,490	10,753,236	1,237,780	(524,830)	40,834,676
Depreciation and amortization	6,768,082	—	296,805	—	7,064,887
Other operating expenses	562,996	77,016	612,822	—	1,252,834
Operation income	$8,820,624	$1,152,533	$119,946	$—	$10,093,103

December 31, 2006
Identifiable assets	$81,490,347	$9,468,378	$8,249,317	$3	$99,208,045

The combined segment information of Skyace for the three (3) months ended March 31, 2008 and 2007 are as follows (in US$):

Three (3) Months Ended March 31, 2008 (Unaudited)	Marine Transportation	Chartering Brokerage	All Others	Corporate and Eliminations	Consolidated
Revenues	$16,739,625	$9,296,302	$—	$—	$26,035,927
Costs	8,429,400	8,296,597	—	—	16,725,997
Depreciation	1,976,831	—	—	—	1,976,831
Other operating expenses	326,080	36,367	—	—	362,447
Operation income	$6,007,314	$963,338	$—	$—	$6,970,652

March 31, 2008 (Unaudited)
Identifiable assets	$38,484,951	$4,472,593	$9,695,180	$866	$52,653,590

Three Months Ended March 31, 2007 (Unaudited)	Marine transportation	Chartering Brokerage	All Others	Corporate and Eliminations	Combined
Revenues	$11,271,881	$6,272,539	$489,964		$$18,034,384
Intersegment sales	—	—	132,993	(132,993)	—
Net sales	11,271,881	6,272,539	622,957	(132,993)	18,034,384
Costs	6,214,344	5,510,313	319,291	(132,993)	12,043,948
Depreciation	1,627,991	—	79,471	—	1,707,462
Other operating expenses	188,780	5,522	179,813	—	374,115
Operation income (loss)	$3,240,766	$756,704	$(88,611)	$—	$3,908,859

March 31, 2007 (Unaudited)
Identifiable assets	$71,886,651	$1,850,237	$14,814,768	$763	$88,552,419

Market Share and Competition

Bulk Cargo Transportation

In the segment markets of Supramax and Handysize vessels for bulk cargo transportation, with self-owned 13 vessels and ships by voyage charter and time charter, the Company has about 1 million tons of transport capacity monthly, which is in the medium-sized level in Far East region with higher visibility and influence. For decades of service with stability and quality help it to consolidate a large number of loyal clients including some Chinese State-owned large enterprises such as China Capital Steel, China Bao Steel, China Minmetals, China National Petroleum and China Petrochemical, and other famous international enterprises, including Japan’s MARUBENI, MITSUBISHI and NIPPON, Korea’s POSCO and LG, Singapore’s LIVEN and Switzerland’s STEEL BASE. Set forth below is a compilation of some of our brand name clients:

With respect to competition, the Company competes with about five (5) large State-owned shipping enterprises in China like COSCO, China Shipping and we also compete with approximately 100 small shipping companies (companies generally having five (5) or less vessels). The Company generally ranks among the top 10 in its industry class with respect to size. The competitive advantages and disadvantages for each class of competition (including the Company’s current situation) are as follows:

Enterprise Type	Main Advantages	Main Disadvantages
China Large State- Owned Enterprises (approximately 5 enterprises)	• large fleet with strong transport capacity • Easy acquisition of large state cargo owners as a State-owned enterprise • High visibility and marketability • rich resources, favorable policies	• Low efficiency and slow market reaction • Difficulty with cost control • Weak service awareness, unstable staff • Operation without flexibility and autonomy

The Company
• Advanced operation model, high-level Internet application

• Flexible decision-making of management, fast market reaction

• Good cost control and scale effect

• Stable staff, rich market experience

• Strong service awareness and innovation
• Single vessel with small transport capacity, cargo resource constraints • Relative small fleet size • Little government background, little favor policy • Narrow financing and low growth rate

Small Shipping Companies (approximately 100 enterprises)	• Flat-styled management, relatively high efficient decision-making • Good service awareness, quick market reaction	• Small-sized fleet, inefficient transport capacity • Lack of industrial experience, unstable customer resources • Single business, weak risk control • High cost, no scale effect

From the comparison above it can be seen that the Company is a modern shipping company with innovative thinking. Compared with China's large state-owned enterprises, we have some constraints and relative disadvantages, however we believe we also have great potential for development. If the Company can rapidly expand its fleet size, update its capacity configuration and continue to reap the advantages of Internet application and software strength, we believe it is possible to rapidly expand the scale of business and to access to larger space for our development in the future.

E-Commerce (Comprehensive Logistics Services)

There are less than ten (10) websites in the industry in China, and Shipping Online’s website http://www.sol.com.cn is the leading website overall in the industry. With respect to the e-commerce market subsets, Shipping Online is still a market follower with respect to what we call “Shipping Information Services” (the obtainment and dissemination of industry information such as news and statistics) and thus, cannot provide information in the most-timely fashion compared with our State-owned competitors. However, we have adopted a competitive strategy of providing the most comprehensive and systemic shipping information through Shipping Online.

With respect to the industry subsection of the e-commerce market we call “Shipping Transactions”, Shipping Online was the first company to enter into such market, has the most experience with such market and is generally considered a leader in the provision of such services. The Company has rich experience in the shipping business and the Company’s management has laid a solid professional foundation for the design of online products and offline consulting services.

With respect to the industry subsection we call “Shipping Operations”, which is much more professional and complex, namely, the providing direct online operation to shipping enterprises, Shipping Online is the first e-commerce enterprise to deal directly with the shipping orders. On the one hand, we have stable business orders through Shipping Online, on the other hand our professional offline team can deal with orders in a timely manner, and provide the operations at the scene through local subsidiaries and member enterprises.

With respect to competition, Shipping Online is the first company in China to promote shipping services on the Internet and is the first company to put it into practice. Therefore, we are unique in a vast majority of the online operations without competition in such areas. Through long-term practice and experience, we have established a relatively high entry barrier and therefore own a competitive advantage, which we believe will enable us to maintain the competitive edge for a long time in the future.

Shipping Online’s management team is very familiar with the shipping industry and has a profound understanding and grasp of the business needs of shipping companies, which provides products and services tailored to the needs of shipping companies and an unparalleled professional practicality. It is difficult for competitors to learn and imitate in a short period of time. Even if they can fully copy the shipping webpage, they cannot easily obtain the professional experience of our operational processes and off-line support. Once the business needs have changed, the Internet services and processes must continuously adjust and optimize in order to meet the specific needs of enterprises. Thus, rapid market reaction and adjustment are problematic barriers for competitors in a short term.

Furthermore, an online order must be achieved under the professional support of an off-line team. An e-commerce portal only provides information and cannot complete transactions. It is at best a distribution center of information. Shipping Online’s off-line operational team entered the shipping market in 1993 and has more than 10 years of operational experience with freight forwarders, cargo agents, shipping agents, bulk cargo carting, sale and maintenance, spare part supply and other fields of application. The efficient systematic matching between off-line operations and online orders is a second problematic barrier for competitors.

Financial Information About Geographical Areas

Revenues generated by the Company in China and from all other foreign countries were approximately 20% and 80%, respectively, in 2007, and approximately 16% and 84%, respectively, in 2006. In both 2007 and 2006, among the revenues attributed to foreign countries, approximately 60% were generated in the Far East Region, including Japan, North Korea, South Korea and part of Russia, approximately 20% were generated in Southern and Eastern Asia, approximately 15% were generated in the Mediterranean and the Red Sea, and approximately 5% from other areas.

As of  March 31, 2008, two (2) vessels having a net value of US$832,204 are registered in St. Vincent and the Grenadines, six (6) vessels having a net value of US$4,461,122 are registered in Malta, three (3) vessels having a net value of US$19,783,281 are registered in Hong Kong and two (2) vessels having a net value of US$3,720,450 are registered in China. Overall, approximately 13% and 87% of net vessel values are in China and in foreign countries, respectively.

From a geographical point of view, 48% and 51% of the Company’s revenues were centralized in the Far East Region (excluding China and including Japan, North Korea, South Korea and Russia) in 2007 and 2006, respectively.

Neither the Company nor any of its segments depends on any single customer, small group of customers, or government for more than ten percent (10%) of its sales.

The Company’s Products and Services

Introduction

As one of the most comprehensive modern international shipping companies in China and Asia based on the Internet, the Company is mainly engaged in a comprehensive range of online and off-line international shipping services such as bulk cargo transportation, chartering, shipping agents, international logistics, ship trading, spare parts supplies, crew recruitment and shipping porter operation, as well as relevant industry news and data analysis and advertising.

Comprehensive Business of the Company

Bulk Cargo Ocean Transportation Services

The Company has 13 self owned vessels, with transport capacity of about 200,000 tons. Offering vessels by “voyage charter” and “time charter”, the Company’s transport capacity may reach about 1 million tons monthly for main lines in the world. The Capacity of a single vessel is from 3,000 tons to 40,000 tons. Our vessels sail under the Flags of St. Vincent, Malta, China and Hong Kong. The vessels are able to carry various types of cargo and provide multi-level and wide range of maritime transport services. A brief description of some technical specifications of the fleet and pictures of some of the vessels are set forth and displayed as follows:

MV.BODAR DWT:34,832MT ON 11.18M BLT 1981 G/B:43364/40820 SDK 5H/5H CRANE 4 X 25MT

MV.WIN STAR DWT:31,214MT 76BLT G/B:37433/36070 SDK 5H/5H DRRK:20MTX5

MV.WIN EAGLE DWT:18,757 MALTA 82BLT G/B:23197/22378 SD 4H/4H DRRK:22MTX4

MV.WIN MOONY DWT:16,757 MALTA 84BLT G/B:22962/22460 TDK 4H/7H DRRK:22MTX4,45MTX2

MV.WINLAND DALIAN DWT:12,630MT ON ABT 8.638M FLAG HONG KONG BLT 1995 BOX-SHAPE GRT/NRT 8944/4313 G/B CAPA 14729.84CBM 4H4H CRANE:35MTX2,25MTX1 ADA WOG

MV.WIN GRACE DWT:16,757 MALTA 84BLT G/B:22962/22460 TDK4H/7H DRRK:25MTX4

MV.WIN HONEY DWT:8,177.194 H.K. 94BLT G/B:14230.76/13261.97 TDK 2H/2H DRRK:25MTX4

MV.WIN HOPE DWT:7,593 MALTA 86BLT G/B:15728/14010 TDK 2H/2H DRRK:20MTX4

MV.WIN GLORY DWT:7,326 H.K. 85BLT G/B:14340.01/13287 TDK 2H/2H DRRK:15MTX2,CRANE:20MTX2

MV.WIN BRIGHT DWT:6,845 MALTA 83BLT G/B:13070/12096 TDK 2H/2H DRRK:18MTX4

MV.WIN EVER DWT:6,845.77 MALTA 83BLT G/B:13070.29/12096.64 TDK 2H/2H DRRK:15MTX4

MV.AN DONG DWT:2,534 PRC 96BLT G/B:3438.53/3326.85 SD 2H/2H GLS

MV.HAO YUE DWT:2,534 PRC 99BLT G/B:3438.53/3326.85 SD 2H/2H GLS

Vessel Display: MV.BODAR

Vessel Display: MV.WIN EAGLE

Vessel Display: MV.WIN MOONY

Vessel Display: MV.HAO YUE

Online Chartering Services

The Company’s online chartering services are transaction services specifically designed for ship owners, charter agents, and various trading companies to achieve efficient interactions between ships and cargo (that is, matching suitable cargo for a suitable ship). To achieve this goal, we provide a service that automatically matches ship and cargo information in terms of ports, so that our on-line members can directly search by port name (or other key word) and use the information to meet their business needs.

To provide our online members fast, efficient and convenient transactions, our website has established a special chartering operation team which not only collects ship and cargo information from around the world, but also directly provides agency services to our members. Utilizing our experienced ship and cargo agents, members save on the cost of finding their counterparts on their own. At present, we have a staff of ten (10) persons that rely on information provided by our members every day and on various types of empty ship information, and our team also uses their own channels to collect information. They can provide online interactions to hundreds of vessels and provide professional, efficient chartering services for many ship and cargo owners.

Online Container Booking Business

Container booking is an important aspect of importing and exporting, and one that is unavoidable to many small and medium-sized cargo owners. Considering costs and efficiency, shipping companies generally do not provide direct booking services to small and medium-sized cargo owners. Instead, they authorize several major professional agents to accept booking, and costs related to such logistics increase for each additional agent. Generally speaking, agents are regional and unitary, that is, they only have certain advantages in their respective city or line, while the trading company often is not subject to the restrictions of geographical and export lines. Therefore, they sometimes must choose a number of agents to provide services which increases their operational complexity and management costs.

Shipping Online fully understands the problems that such traditional model brings to cargo owners. We offer online booking that makes use of the advantages of the Internet in the dissemination and gathering of information collected with respect to container export booking orders of the same route from main port cities. This allows our members to reduce the number of intermediaries and as a result, obtain a lower price. Shipping Online reduces the costs of transportation for cargo owners and offers a more stable supply for shipping companies. Following this “gathering cargo resources, centralizing purchase” principle, when we launched online booking services, we obtained recognition by cargo owners and laid a good foundation for the market. The Company developed a profit model from such innovation through chartering for cargo owners and providing relevant operation services. We obtained profits of both price difference and operational fees. Based on the import and export of 100 million TEUs in China in 2007, this market size is at least US$5 billion (“TEU” means “twenty-foot equivalent unit”, an industry standard term used to describe a cargo container 20 feet long and 8 feet wide).

Online Ship Trading, Building and Maintenance Services

There are two (2) main models of ship trading, building and maintenance services available in Shipping Online. One is a self-help transactions model among member companies, that is, member companies freely distribute information on or search for ship trading or maintenance or building information of all kinds and directly establish contacts with each other and then consummate a deal; the other main model is that we are appointed by a member to complete a transaction whereby the Company generates a 1% -3% commission from such transactions.

In order to increase the quantity and quality of information on ship trading, we encourage domestic member enterprises to release more information. We rely on an English version of the website as well as foreign channels of long-established cooperation in order to obtain abundant international ship trading information and thus serve as a communication bridge between domestic and foreign market.

With respect to ship repairing and manufacturing services, China has become the world's second largest shipbuilding base second only to the South Korea, and there has been a growing number of foreign shipping companies making shipbuilding orders to domestic repairing and manufacturing factories. We provide updated information on the competitive products and production capacity offered by these factories on our multilingual website for customers, accept shipbuilding inquiries abroad as a representative of ship owners and generate a commission equal to 1% -2% of the shipbuilding price.

Online Supplies Services of Spare Parts and Materials

With China's rapid economic development, China has become the world's processing factory. With respect to ship spare parts and common materials, China's products of good quality at a low price are recognized by the world over. The procurement of spare parts and materials are often made when a ship is calls at a port in China. However, language and other barriers often result in poor communication and low efficiency of procurement. Common practitioners are generally local small companies, and there is no domestic large-scale supplier in China. In fact, in accordance with the estimates on the above market, procurement of spare parts and materials in China and abroad every year reaches US$3 billion. Therefore in accordance with international norms on spare parts manuals, we provide over 100,000 categorized types of spare parts and materials on our website, and we accept online orders 24-hours a day. Such online marketplace greatly improves the accuracy and efficiency of procurement and is in line with our core network of suppliers for spare parts and materials and ship agents established in major cities in China. Goods are distributed quickly to the vessel at low cost, which is ideal for foreign shipping companies.

Online Crew Recruitment Service

The online recruitment services provided by Online Shipping are different from ordinary talent recruitment services in light of the stringent international restrictions for qualifications on different levels of work. Crew members are certified by professional service providers and therefore, we have developed an online crew recruitment system to account for the four (4) integral customer groups: ship owners, crew service companies, crew training schools and crew members. Recruiting information and training information are published by the employing units and resumes are posted by crew members so as to achieve an optimal allocation of human resources. With the continued prosperity of the international shipping market in recent years, the crew market, especially the senior crew market, is facing a serious shortage. Thus, the crew recruitment service market is full of great opportunities. Through steady development over seven (7) years, the online crew recruitment channel in Shipping Online has become China's leading platform for large-scale recruitment of crew members. Because many ship owner companies access Shipping Online for its offering of crew recruitment services, we believe Shipping Online has laid a good foundation for the Company to promote other business services to these member enterprises.

Shipping Online Information Services

Shipping Online provides comprehensive professional news services on ships, ports, maritime and trade for member companies. Through various channels we collect and summarize information on major industrial events with a global scope. We also gather statistical data in various fields to release in Shipping Online in categories for free reading by member companies so as to enhance customer loyalty.

In addition to industry news, statistics and other industrial information, we provide market price indices, transaction reports, analyses and other decision support information, particularly in several major businesses in the shipping industry, such as the Baltic series indices and market comments, the tankers transport market index, prices and comments on new ships, second-hand ships and the ship-dismantling markets, international fuel market prices and comments, the China Costal Bulk Freight Index and market analysis and the China Containerized Freight Index. These professional information services provide an important platform for member companies to understand markets and expand their businesses.

Shipping Online Marketing Platform Services

Compared with traditional media such as television, newspapers and magazines, Internet media is more cost-effective, especially for a non-popular industry such as the shipping industry. Industrial portal advertising values are much higher than that of news portal sites because customer groups are more concentrated and pure in industrial portals and advertisements therein are much more persistent. Many shipping companies have come to realize these points and in recent years, they have gradually expanded their promotion investment in the network. We believe that the industrial portals are the best platforms for marketing activities of small and medium sized enterprises.

Shipping Online, a vertical portal in the shipping field, provides to its member companies a series of marketing services such as enterprise website building, network advertising, corporate interviews and event reports, to help increase member company visibility rapidly and to promote the business growth of such enterprises. Our advertising clients include American ABB, Germany MARES, Singapore Singhai Marine Services, the Hong Kong Supermar Machinery, China Marine and Seaman Service, Yingkou Port Affairs Group, Xiamen Port Affairs Group and International Shipping Agency ISB.

Inventory

We currently transfer orders to our cooperative suppliers who can assure rapid delivery and a result, we do not keep inventories.

Key Customers

The Company’s major customers for the years ended December 31, 2007 and 2006, respectively who accounted for the following percentage of total revenue and account receivable are as follows:

	Sales		Accounts Receivable
			December 31,	December 31,
Major Customers	2007	2006	2007	2006
MARUBENI	8.24%	7.15%	—	—
CHORUS	—	5.41%	—	—
HANJIN	—	3.04%	—	—
UNIOCEAN	5.72%	—	—	—
BLESS	—	1.84%	—	—
UNIVERSE	2.17%	1.83%	—	—
STEEL BASE	2.00%	1.74%	—	—
DESTINY	1.93%	—	—	—

The Company’s major customers for the three (3) months ended March 31, 2008 and 2007 who accounted for the following percentage of total revenue and accounts receivable are as follows:

	Sales		Accounts Receivable
	Three (3) Months Ended March, 31,	Three (3) Months Ended March, 31,
Major Customers	2008	2007	March 31, 2008
E.A.S.T. INTL.	6%	4%	—
CHINA INT'L FUND	6%	—	—
UNIVERSE	5%	—	3%
MARUBENI	5%	14%	—
DAEWOO	4%	—	—
CHORUS	—	5%	—
CROSSLAND MARKETING	—	5%	—
SHANDONG JIN YI MENG GROUP	—	3%	—

General Overview of the Shipping Industry and Shipping Markets

Introduction

Since social and political reform in 1978 and after several years of rapid development, China's comprehensive national force has been greatly strengthened, its international status significantly enhanced and its impact on the world economy has grown. According to a report from Xinhua Net on May 3, 2007, since 1978 to 2006, China's average annual gross domestic product growth was 9.87%, much higher than the world's average economic growth rate of 3.3% in 2006. China achieved a GDP of 20.96 trillion yuan, ranking fourth in the world and is now expected to surpass Germany to be the world's third largest single economy.

(Source: 2006 China Statistical Yearbook)

In the field of foreign trade, since 2000, China has sustained rapid growth of import and export trade. According to the latest data of Ministry of Commerce, China's total import and export volume in 2007 will exceed US$2.1 trillion, with exports of about US$1.2 trillion and imports about US$950 billion, maintaining the world's third largest trading nation.

(Source: National Bureau of Statistics)

The smooth realization of global trade and maritime transport are closely related. According to statistics, more than ninety percent (90%) of international trade cargo is transported by sea. Therefore, we can say that the shipping industry is a driving force behind the development of the global economy, and in turn the shipping industry will also benefit from its development in the global economy.

Since the 18th century there has been a power shift of world economic growth from Europe to the Americas and then to East Asia which has also seen a shift in world shipping from Western Europe to North America and now to East Asia. With China's sustained and rapid economic development, China's shipping and related fields are facing a historic opportunity for development. According to the National Bureau of Statistics, as of the end of 2006, data shows that in 2006 China's port cargo output reached about 5.57 billion tons and container output hit 93 million TEUs (“TEU” means “twenty-foot equivalent unit”, an industry standard term used to describe a cargo container 20 feet long and 8 feet wide). It is believed that by 2010, China's port output is expected to reach 8 billion tons and container output of 170 million TEUs.

The shipping industry is a global industry covering ship operations, ship building and maintenance, ship suppliers, ship trading, marine insurance and finance, shipping agents, chartering and bookings, crew recruitment and many other fields. Each field is an essential and important link in the shipping industry distribution chain and collectively constitutes a huge market.

Bulk Cargo Transportation and the Related Chartering Market

The shipping industry is one of the pillar industries in the national economy, with more than 90% of global trade achieved through the international maritime transport, the most important three modes of which are: bulk cargo transportation (40%), container liner transportation (30%), and oil and gas transportation (30%).

Bulk cargo transportation mainly includes: transportation of raw materials and products of iron and steel (such as iron ore), crop products (such as cereal), energy products (such as coal), building materials (such as timber, cement), as well as large-scale machinery. Generally speaking, there are no fixed lines and ports. It is one of the most important transportation forms for international trade.

As of the end of 2007, China's port cargo throughput hit 5.57 billion tons, up 14.8 percent, of which the sea ports achieved 3.53 billion tons, increased of 17.3% within the same period, river ports achieved 2.04 billion tons, up by 10.6%; national Port foreign trade cargo throughput hit 1.614 billion tons, increased of 18.1%, of which sea ports reached 1.475 billion tons, an increase of 17.8%, accounting for 41.8% of total throughput.

(Source: National Bureau of Statistics)

On the other hand, within the global scope, the freight rate for dry bulk cargo transport market kept soaring. Baltic Sea BDI index which reflects the global dry bulk cargo transport market has a historic breakthrough up to 11,000 in 2007, rising by over 200% within the same period last year.

(Source: Baltic Mercantile and Shipping Exchange)

Therefore, we believe that the bulk cargo market is ushering in a golden opportunity for rapid development, and the prosperity of market will directly bring prosperity of bulk cargo transportation. We also believe Shipping Online will have large profit margins through the transactions of online services with the development of the global shipping market. It is generally believed in the industry that with the steady development of the global economy, particularly sustained economic stimulating by “BRICs", the global maritime transport market will see steady strength through at least 2012.

With respect to market size, China Port Bulk Cargo throughput equaled approximately 5.5 billion tons in 2007. If we take that figure and multiply it by a freight rate from US$10 to US$100 per ton, China’s bulk cargo transportation is estimated to be approximately US$100 billion. The market for corresponding chartering brokers, calculated by 2.5% according to the industrial general commission level, will be approximately US$2.5 billion.

Container Liner Transportation

Container liner transportation is one of the most important models for foreign trade. 2007 China Port Container Throughput reached more than 100 million TEUs, with an average annual growth rate of more than 20%. See the following chart for growth data from 2002 to 2006.

(Source: National Bureau of Statistics)

At the same time, China Port Container throughput has been the highest in the world. Among the world's top 40 container ports, in addition to Singapore ranking first, the other three (3) ports are also Chinese ports. See the following table for global and China's port container throughput data ranking in 2006:

	Global Ports		China Ports
No.	Port Name	Throughput (Unit:10k)	Port Name	Throughput (Unit:10k)
1	Singapore	2480	Shanghai Port	2171
2	Hong Kong	2323	Shenzheng Port	1847
3	Shanghai	2171	Qingdao Port	770
4	Shenzheng	1847	Ningbo-Zhoushan Port	707
5	Pusan	1203	Guangzhou Port	660
6	Kaohsiung	9770	Tianjin Port	595
7	Rotterdam	9600	Xiamen Port	402
8	Dubai	9820	Dalian Port	321
9	Hamburg	8860	Lianyungang Port	130
10	Los Angles	8470	Zhongshan Port	117

(Source: National Bureau of Statistics)

Experts predict that China's port container throughput will continue to increase at the growth rate of 20% in 2008 and is expected to reach 170 million TEUs in 2010, and the Shanghai Port is expected to surpass Hong Kong and Singapore as the world’s busiest port in the near future.

Faced with such massive growth, related fields of container liner transport also have seen extraordinarily rapid development. Not only have the majority of the container ship companies generally increased their transport capacity, but also the downstream markets such as container bookings, land transportation, warehousing and other related markets will also have significant opportunities for growth. The online container booking services provided by the Company, as well as the off-line operation, will directly benefit from the development of the market. On the whole, a US$50 profit can be generated from the link of booking agent per TEU, and an approximate US$50-dollars profit can be generated from the links of land transportation, warehousing and customs clearance. Therefore, the profit pools for container bookings, logistics services and other related fields may reach US$10 billion in China.

Supply Market of Ship Spare Parts and Materials Trends

A ship is in need of tens of thousands of spare parts of different models and specifications, therefore, it is considerably difficult to purchase spare parts and various materials accurately and efficiently. With the rapid development of China’s shipbuilding industry and the related industries, China has the ability to supply the majority of the ship spare parts and almost all of the marine materials and products. Both in type and quantity, China has been able to meet any of a ship's procurement needs with very high performance to price ratio in terms of quality and price. As a result, more and more of the ship companies choose to call at Chinese ports for procurement of spare parts and materials products.

It is a historic opportunity that Asia is becoming the center for the world’s shipping, and vessels which call at China ports have increased and are anticipated to increase by over twenty percent (20%) annually. We are keenly aware of the benefits that online services can bring to the marketplace. According to estimates, the procurement of spare parts materials of a 10,000-ton ship every year cost about US$500,000. Based on the fact that approximately 10,000 vessels call at Chinese ports annually, the market is approximately US$30 billion per year.

Ship Trade Market Trends

With the shipping industry’s continued expansion, existing owners continue to make shipbuilding orders to expand shipping capacity, and social funds are being used to purchase ships to enter the shipping market. As a result, the global shipbuilding market and secondary ship transactions are very popular. China's shipbuilding industry has become the first choice of owners from all over the world for shipbuilding because of its low cost and high quality, which is supported by corresponding data that China has been second only to South Korea and replacing Japan as the world's second largest shipbuilding country in 2007. Prices and turnover of the ship transactions in the secondary market were also higher. The following is the second-hand ship CLARKSON transaction price trends for Handysize, Panamax and Capesize size vessels:

(CLARKSON Second-hand Ship Transaction Price Trend)

Statistics of the sale of second-hand vessels from TRADEWINDS shows that in 2007 there have been about 2,000 transactions of 10,000-ton ships. Calculated at the average transaction price of US$5 million, the market is at least US$10 billion.

Crew Recruitment Market Trends

Around the world, shortages of crew members has become increasingly serious, especially senior crew members. With the exponential growth of the shipping market in 2007, in particular the additional vessel orders, new shipping capacity has exacerbated the global needs for crew. Developing countries such as the Philippines, India, Russia and China are becoming the backbone of global crew market with a large potential for development.

Of the 1.5 million crew members in China, including “inland river” crew, 800,000 are ocean crew members. It is anticipated that such figures will rise to 5 million, evidencing a huge market for recruitment, training, labor export and other industries in China. As a result of this market trend, China continues to make efforts to encourage maritime fishermen and engineering graduates with non-navigational majors to serve as seaman after training.

China Internet Industry Trends

According to the 19th China Internet Development Statistics from China Internet Network Information Center, by the end of 2007, China's total number of Internet users reached 200 million. Furthermore, China currently has the biggest potential market in the global Internet industry with more than 1 billion potential Internet users.

In enterprise Internet applications, the Internet is known as the third industrial revolution. In recent years, there has been continuous innovation and development in e-commerce in the form of payment methods, operating model, logistics distribution and channel construction. E-commerce related laws and regulations continue to improve and an increasing number of enterprises and individuals have engaged in e-commerce. China's e-commerce market maintains a momentum of rapid and sustained growth. The “2006-2007 China's E-commerce Market Research Report" released by Saidi Adviser reports that China’s e-commerce market transactions achieved a total 1.1 trillion yuan (US$140.9 billion) in 2006, increasing 48.6% as comparing with the same period in 2005.

Network marketing has the advantages of cost saving, efficiency, interactive communication transcending time and space, information, and can rapidly increase the popularity of companies and their products. Network marketing has become an important marketing tool for shipping companies and in particular, small and medium-sized companies.

Continued development of the social-economy in China, particularly the standardization and homogenization of the shipping products and services, is becoming an evident trend. Furthermore, there has been a growing demand for high efficiency and low cost by companies which are in need of the shipping services. Clients have the ability to obtain comprehensive, objective information through various channels when choosing a shipping provider and they will make decisions according to their own needs. The Internet network can precisely meet these needs. Potential clients can have a full understanding of products and the credit standing of a shipping company through the network. Therefore, the shipping companies can meet demands through network marketing.

We believe that the exponential growth of the Internet industry in China has created an excellent market environment and has laid a good foundation for the Company to provide e-commerce services based on the shipping industry, to expand business and to increase operational depth of the market.

Developmental Strategies of the Company

Growth Strategies

We have established a two-step strategy for the development of the Company. The first step is to enhance the integration of competitive business, such as bulk cargo transport and the online business of Shipping Online, and gradually turn the original business team to off-line operations of Shipping Online and provide comprehensive shipping services based on the Internet, namely, “improve the offline business based on the Internet”. The second step is to further intensify the marketing promotion of e-commerce platform and network building of Shipping Online once Shipping Online matures and stabilizes its online business, and to expand the sources and increase the number of online business orders. We believe the expansion of our online business will bring about steady expansion of the off-line business, and the model can be reproduced in other major shipping countries in the world. We believe Shipping Online will eventually become one of the most comprehensive, modern shipping and logistics service providers in the industry.

Sales Strategies

The Company acts as a modernized shipping company which supplies comprehensive shipping logistics services based on the Internet. The Company has the following sales strategies:

•
Internet Sales Strategy. In light of lower efficiency and higher costs, the traditional shipping operating model is becoming the choke point of further development in the shipping industry. However, the emergence of e-commerce offers a clear way of breaking through the choke point. Shipping Online is one of the most famous and most influenced portal websites in the field of the shipping logistics. Every day, a mass of member companies log on the Internet to issue and inquire about all kinds of shipping supply and demand information. This can supply the Company with a steady source of information for developing its business. Through active feedback from member companies, the Company can reduce the costs of expanding its business and gain considerable sales income. At the same time, we believe that Shipping Online will be able to expand its popularity and influence, such as advertising in the search engine and the plane media, co-organizing important exhibitions about the industry, and organizing and undertaking all types of selection activities.

•
“From Point to Surface” Sales Strategy. The shipping logistics comprehensive services offered by the Company through Shipping Online can supply shipping companies with overall business solutions. Usually, member companies will approach our website in order to obtain a certain service, however they realize after being exposed to all of the other services we offer that they need several other services. Our “from point to surface” sales strategy aims to first assist the member in solving its initial business issue or issues, and then introduce such member to our overall products and services, and encourage the member to introduce these services to its colleagues. Also, we will offer favorable package discounts. We believe such strategy will help us expand our business and increase our sales.

•
“Member Developing Member” Sales Strategy. Many of the member companies of the Shipping Online contact us actively through introductions made by their friends. We pay great attention to the public praise promotion between the clients. We encourage the existing member companies to introduce other companies to join the Shipping Online and to provide discounts or awards to such members for their contribution to the development of the customers in order to expand our sales.

•
Bit By Bit Local Sales Strategy. As a China-based shipping company, the Company divides its primary sales objects into three (3) parts according to its scale of business and regional advantage. The Company will input the advantage resources in turn from inner to outside according to the chart below. We will supply familiar clients in familiar markets with preponderant services in order to maintain stable corporate operations and efficient use of our resources.

Sales Channels

The Company has been focusing on two channels. First, the Company has sought cooperation with the medium and large cargo owners and trading companies with long term transport agreements. Second, the Company has joined several agency groups. The Company reports its vessels’ open schedule to, and will receive cargo information from, the agents. This can increase the velocity and operating efficiency of the ships. These two sales channels cannot work without Shipping Online. Other than these two (2) sales channels and the implementation of our sales strategies as discussed above, we mainly rely on telemarketing. We believe we will gradually rebuild and expand the range and scale of business of the existing branches, and build sales and service branches within China and abroad in port cities to supply the localized demographic services. We will demonstrate and promote network solutions directly to the shipping companies in order to increase the sales effects. In small and medium sized cities, we are planning to develop an agency sales network and target local companies which have a good reputation and recognize the corporate pattern of development in order to cooperatively build a profitable sales and services network.

Business Development

Plan For Expanding Transport Capacity. In order to further increase the scale effect of our fleet transport and to supply our clients a more convenient and well rounded maritime transport service, we are planning to renew and expand the capacity of our transport business by importing larger ships (Panamax and Capesize). Not only would this increase the variety of cargo transported, but this would increase the variety of targeted clients. We are actively increasing the Company’s level of Internet and information application, increasing the operating efficiency and reducing operating costs in order to more closely supply clients with more transparent services.

Planning For Promotion of Shipping Online. With respect to network promotion, the Company plans to bid for certain key words of the shipping industry in prime search engines such as BAIDU.COM and GOOGLE.COM so that when the potential clients search such key words through such search engines, for example “ship purchasing”, the ship-purchasing business of the Shipping Online will appear first. With respect to traditional media, we plan to carry on integration and promotion in shipping magazines and newspapers at home and abroad in order to increase our image. Additionally, we are planning to put up a billboard in the area of the port docks of the important port cities in order to reinforce our brand image of the Shipping Online in the shipping industry, the logistics industry and foreign trade industry.

Plan For Technical R&D. The Company’s technical R&D planning is divided into three parts: one is to enforce the technicality and convenience of the Shipping Online’s services through increasing the research and understanding to the needs of the clients; another is, for the shipping companies, to develop business operational systems which can be installed and used in the client’s local computers based on the Internet information resources; another is to continue to speed up the integration of inside and outside information of the shipping companies, and develop corporate information portal system which can cover the entire supply chains.

Planning for the National Marketing Network. With the increase of the membership companies of the Shipping Online and the continuous expansion of the comprehensive service based on the Internet, we need to build a sales and service network covering the national main port cities, to shorten the response time of the customer service and to increase the speed of solving problems. In 2008 to 2009, the Company is planning to alter and rebuild the existing eight branches, including the ones in Beijing, Shanghai, Tianjin, Qingdao, Dalian, Yingkou, Zhangjiagang and Lianyungang, to meet the needs of the membership sales and member service of the Shipping Online; from 2009 to 2010, the Company intends to complete the construction of the branches in such port cities as Ningbo, Xiamen, Shenzhen(or Guangzhou) and Guangxi province; after 2010, the Company intends to select 10 to 15 freshwater port cities and other grade one or two inland cities to develop a sales agency network, and finally to form a marketing and services network which covers the national main customers.

Planning for the Expansion of Personnel. The Company attaches great importance to the cultivation of professional talents, especially the comprehensive ones who are accomplished in the shipping industry and the Internet e-commerce industry. In order to cooperate with the establishment of the branches above, the Company will continuously train and employ qualified management talents, and will stick to the policies of attracting talents by the career and corporate culture. Through continuously perfecting the corporate management structure, management system and the indraught of talents and the promoting mechanism, the Company provides the staff with a favorable working atmosphere and development opportunity. We believe that this can effectively reduce the flowing frequency of the staff, especially the core personnel, to form a steady and excellent staff troop. The Company will further perfect the employing, human resources development, performance evaluation and training management system. Through outer and inner company training, we believe that the total number of the staff of the group will reach 400 in two or three years (in which the senior managers can reach more than 50 percent).

Sources and Availability of Raw Materials from Suppliers

The Company has major oil suppliers who accounted for the following percentage of total oil purchases and total accounts payable in 2007 and 2006:

	Oil Purchases		Accounts Payable
			December 31,	December 31,
Major Suppliers	2007	2006	2007	2006
CHIMBUSCO PAN NATION PETRO-CHEMICAL	30.54%	—
SEABRIDGE BUNKERING	12.85%	19.89%	1.41%	2.37%
SCANDINAVIAN BUNKERING	11.70%	—	3.08%	—
A/S DAN-BUNKERING	11.20%	—	—	—
TRANS-TEC	10.80%	—	—	—
INTERNATIONAL BUNKER SERVICE K.K.	—	15.55%	—	—
CHINA MARINE BUNKER	—	12.60%	—	0.89%
MARUBENI PETROLEUM	—	9.04%	—	—
ALPHA OIL INTERNATIONAL	—	5.94%	—	2.94%

The Company’s major oil suppliers who accounted for the following percentage of total oil purchases and total accounts payable for the three months (3) ended March 31, 2008 and 2007:

	Oil Purchases		Accounts Payable
	Three months ended March, 31,	Three months ended March, 31,	March 31,
Major Suppliers	2008	2007	2008
SCANDINAVIAN	14%	—	—
SINGAPORE PETROLEUM	10%	—	—
SEABRIDGE	8%	15%	6%
RAFFLES BUNKERING	8%	—	3%
CENTRAL OIL	5%	—	—
CHIMBUSCO PAN NATION	—	14%	—
WILHELMSEN	—	12%	—
INTERNATIONAL BUNKER SERVICES K.K	—	5%	—
A/S DAN-BUNKERING SHANGHAI	—	4%	—

Research and Development (R&D)

The Company’s R&D is mainly devoted to our e-commerce business in two (2) areas, the product and service R&D of Shipping Online and the management information system R&D for our off-line shipping business. Currently, there are eight (8) persons responsible for such R&D, all of which have earned at least their bachelors degree. Core technical personnel have worked with the Company for years, have engaged in system development for the shipping industry in the area of Internet, and have a deep understanding of the shipping industry and its business processes. The Company also owns the core technique in the area of exploring the shipping website called network gate and an industry system application related to the shipping industry.

The Company has spent US$3,846 during the six (6) months ended June 30, 2008, US$8,636 (included in Skyace’s General and Administrative Expenses) for the year ended December 31, 2007, US$5,726 (included in Skyace’s General and Administrative Expenses) for the fiscal year ended December 31, 2006 on Company-sponsored research and development (“R&D”) activities as determined in accordance with US GAAP. The Company plans to spend US$10,000 during fiscal year 2008, US$50,000 during fiscal year 2009 and US$80,000 during fiscal year 2010 on Company-sponsored research and development activities.

Employees

As of the date of this Report, the Company has approximately 130 employees.

Intellectual Property

The Company currently does not own any trademarks or patents. However, the Company did receive notification of acceptable of trademark registration for the trademarks “Winland” and “Shipping Online” from the Trademark Office of the State of Administration for Industry and Commerce on December 7, 2005 and September 27, 2005 respectively. The Company currently has three main domain names: www.sol.com.cn, www.winlandshipping.com and www.shippingonline.cn. These three (3) domain names are all in good standing.

Honors and Certificates Company’s Qualification and Honors

•	In 2002, Winland International and its branches received a certificate for dealership of operating international ships issued by national and local authorities;

•	In 2003, Winland Logistics and its branches obtained the International Freight Forwarders Qualifications issued by the national and local authorities;

•	In 2005, Winland Shipping Company Ltd., the Company’s subsidiary, won the title of “Best Dry Bulk Carrier”;

•	In 2005, Winland International won the title of “Best Shipping Agency” in Bohai Region in China;

•	In 2005, the Winland Logistics won the title of “Best Freight Forwarders”;

•	In 2004, Shipping Online received the license for business-related network issued by the local Telecommunications Administration Bureau;

•	In 2004, Shipping Online was awarded the title of “Excellent Corporate Website”;

•	In 2005, Shipping Online obtained the “high-tech enterprise certification” and the title of “Internet Business Model Unit”;

•	In 2007, Shipping Online achieved the title of “China Best Media for Shipping Logistics”.

Compliance With Environmental Regulations and Other Laws

Environmental Regulations

To our knowledge, each of the Company’s vessels are in compliance with all applicable environmental protection rules and regulations.

Internet Related Regulations

The Chinese government has enacted an extensive regulatory scheme governing the operation of business with respect to the Internet, such as telecommunications, Internet information services, international connections to computer information networks, information security and censorship and administrative protection of copyrights. Among the regulations, the Telecommunications Regulations of the People’s Republic of China, or Telecom Regulations, promulgated on September 25, 2000, is the primary governing law. Telecom Regulations set out the general framework under which domestic Chinese companies such as Beijing Huate and Winland International may engage in various types of telecommunications services in the PRC. They reiterate the long-standing principle that telecommunications service providers need to obtain operating licenses as a mandatory precondition to begin operation. The Telecom Regulations differentiate the telecommunications services into basic telecommunications services and value-added telecommunications services. Value-added telecommunications services are defined as telecommunications and information services provided through public networks. The “Catalogue of Telecommunications Business”, an attachment to the Telecom Regulations and updated by the Ministry of Information Industry’s Notice on Adjusting the Catalogue of Telecommunications Business of April 1, 2003, categorizes various types of telecommunications and telecommunications-related activities into basic or value-added services.

On December 20, 2001, after China’s formal entry into the WTO, the PRC State Council promulgated the “Regulations for the Administration of Foreign-Invested Telecommunications Enterprises” or the FITE Regulations, which became effective on January 1, 2002. The FITE Regulations stipulate that foreign-invested telecommunications enterprises, or FITEs, may undertake operations in basic telecom services and value-added telecom services. Currently, the foreign party to a value-added FITE may hold up to fifty percent (50%) of the equity, with no geographic restrictions on its operations. Prior to that, foreign investors were prohibited from investing in Internet content services. The PRC government has not made any further commitment to loosen the regulation on FITEs.

According to the Measures for the Administration of Internet Information Services described below, an enterprise must obtain a Value-added Telecommunication Services Operating License in the first place to conduct Internet content service businesses. When the Internet content involves areas such as news, education, medicine, health, pharmaceuticals and medical equipment, the enterprise must also obtain permission from responsible national authorities.

  Internet Information Services

The Measures for the Administration of Internet Information Services, or the ICP Measures, went into effect on September 25, 2000. Under the ICP Measures, any entity that provides information to online Internet users must obtain an operating license from the Ministry of Information Industry (“MII”) or its local branch at the provincial level in accordance with the Telecom Regulations described above. The ICP Measures further stipulate that entities providing online information services in areas of news, publishing, education, medicine, health, pharmaceuticals and medical equipment must obtain permission from responsible national authorities prior to applying for an operating license from MII or its local branch at the provincial or municipal level. Moreover, ICPs must display their operating license numbers in a conspicuous location on their web sites. ICPs must police their web sites to remove categories of harmful content that are broadly defined. This obligation reiterates Internet content restrictions set by other ministries over the past few years. On January 21, 2005, Shipping Online obtained an ICP license from Liaoning Provincial Telecommunications Administration (the Liaoning municipal branch of MII).

Online Advertising

The State Administration of Industry and Commerce in China (“SAIC”) promulgated the Notice on Registration Issues for Enterprises Specialized in Advertising Business (the “Ad Notice”) on July 19, 2004. Upon the issuance of the Ad Notice, an enterprise specialized in advertising business as specified in its business scope need not apply for the Advertising Operation License. As to placing advertisements on Internet, such enterprise should apply for a business scope of Placing Online Advertisements on the name of the web site. SAIC and its local departments will not issue an Advertising Operation License to enterprises specialized in online advertising business.

 As of the date of this Report, the Company has not been engaged in Internet advertising in the traditional sense however the Company plans to engage in such business in the future. The Company’s business scope includes advertisement designed and made (internet technical services), however it does not include advertisement agency and issuance (traditional advertising). The Company has not obtained an Advertising Operation License issued by the State Administration for Industry and Commerce and is not required to do so.

Administrative Protection of Internet Copyright

According to the Measures for the Administrative Protection of Internet Copyright implemented on May 30, 2005, acts of automatically providing such functions as uploading, storing, linking or searching works, audio or video products, or other contents through the Internet based on the instruction of an Internet content provider, without editing, amending or selecting any stored or transmitted content, and other acts of providing Internet information services shall be governed by the Copyright Law. A copyright administration department shall, when imposing administrative penalties upon the act infringing upon the right of communication through information network, apply the Measures for Imposing Copyright Administrative Penalties.

Where a copyright holder (individual or entity) finds any content communicated through the Internet infringes upon its copyright and sends a notice of claim to the Internet information service provider, the Internet information service provider shall immediately take measures to remove the relevant contents, and preserve the copyright holder’s notice of claim for six (6) months. An Internet information service provider shall, after receipt of the copyright holder’s notice, record the contents of the provided information, the publishing time, and the Internet address or domain name. Where an Internet information service provider removes relevant content of an Internet content provider according to the notice of a copyright holder, the Internet content provider may deliver a counter-notice to both the Internet information service provider and the copyright holder, stating that the removed contents do not infringe upon the copyright. After the delivery of such counter-notice, the Internet information service provider may immediately reinstate the removed contents and shall not bear legal liability for such reinstatement.

Where an Internet information service provider clearly knows an Internet content provider infringes other’s copyright through Internet, or, although it does not clearly know such activity but fails to take measures to remove relevant contents upon receipt of the copyright owner’s notice, as a result, it damages public interests, the copyright administration department may, in accordance with the Copyright Law, order it to stop the tortious act, and impose administrative penalties. Where there is no evidence to indicate that an Internet information service provider clearly knows the facts of tort, or the Internet information service provider has taken measures to remove relevant contents upon receipt of the copyright owner’s notice, the Internet information service provider shall not bear the relevant liabilities.

Shipping Online has taken measures to protect Internet copyright in pursuance of the specified procedures and in compliance with relevant laws and regulations mentioned above.

Winland International’s Business Qualification and Licenses

On January 21, 2005, Shipping Online obtained a Value-added Telecommunication Services Operating License from Liaoning Provincial Communications Administration, enabling the Company to engage in the internet information services business excluding services relating to news, publication, education, medical care, medicine and medical devices.

RISK FACTORS

The financial condition, business, operations, and prospects of the Company involve a high degree of risk. You should carefully consider the risks and uncertainties described below, which constitute the material risks relating to the Company, and the other information in this Report. If any of the following risks are realized, the Company’s business, operating results and financial condition could be harmed and the value of the Company’s stock could suffer. This means that investors and stockholders of the Company could lose all or a part of their investment.

RISKS RELATING TO THE PEOPLE’S REPUBLIC OF CHINA

Three (3) of the Company’s operating subsidiaries have operations conducted in the PRC. Accordingly, their businesses, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC and by the general state of the PRC economy.

Certain Political and Economic Considerations Relating to China Could Adversely Affect Our Company.

The PRC is transitioning from a planned economy to a market economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved.

Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC’s economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of additional restrictions on currency conversion.

The Chinese Government Exerts Substantial Influence Over The Manner In Which We Must Conduct Our Business Activities Which Could Adversely Affect Our Company.

China only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and State ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in China.

The Chinese Legal System Has Inherent Uncertainties That Could Limit The Legal Protections Available To You.

Our contractual arrangements with our VIEs in China (Winland International, Winland Logistics and Shipping Online) are governed by the laws of the PRC. China’s legal system is based upon written statutes. Prior court decisions may be cited for reference but are not binding on subsequent cases and have limited value as precedents. Since 1979, the Chinese legislative bodies have promulgated laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their non-binding nature, the interpretation and enforcement of these laws and regulations involve uncertainties, and therefore you may not have legal protections for certain matters in China.

Even If We Are In Compliance With Chinese Governmental Regulations Relating To Foreign Investment Prohibitions, The Chinese Government May Prevent Us From Advertising Or Distributing Content That It Believes Is Inappropriate And We May Be Liable For Such Content Or We May Have To Stop Profiting From Such Content.

China has enacted regulations governing Internet access and the distribution of news and other information. In the past, the Chinese government has stopped the distribution of information over the Internet that it believes to violate Chinese law, including content that it believes is obscene, incites violence, endangers national security, is contrary to the national interest or is defamatory. In addition, we may not publish certain news items without permission from the Chinese government. Furthermore, the Ministry of Public Security has the authority to cause any local Internet service provider to block any web site maintained outside China at its sole discretion. Even if we comply with Chinese governmental regulations relating to foreign investment prohibitions, if the Chinese government were to take any action to limit or prohibit the distribution of information through our network or to limit or regulate any current or future content or services available to users on our network, our business could be significantly harmed.

 Because the definition and interpretation of prohibited content is in many cases vague and subjective, it is not always possible to determine or predict what and how content might be prohibited under existing restrictions or restrictions that might be imposed in the future.

We are also subject to potential liability for content on http://www.sol.com.cn that is deemed inappropriate and for any unlawful actions of our subscribers and other users of our systems. Furthermore, we are required to delete content that clearly violates the laws of China and report content that we suspect may violate Chinese law. It is difficult to determine the type of content that may result in liability for us, and if we are wrong, we may be prevented from operating our web sites.

Some Of Our Assets Are Located In China, Any Dividends Of Proceeds From Liquidation Is Subject To The Approval Of The Relevant Chinese Government Agencies.

Some of our assets are located inside China. Under the laws governing foreign invested enterprises in China, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payments will be subject to the decision of our Board of Directors (the “Board”) and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to both the relevant government agency’s approval and supervision as well the foreign exchange control. This may generate additional risk for our investors in case of dividend payments and liquidation.

Future Inflation In China May Inhibit Our Activity To Conduct Business In China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten (10) years, the rate of inflation in China has been as high as 20.7% and as low as 2.2%. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China and thereby harm our business operations.

Currency Conversion And Exchange Rate Volatility Could Adversely Affect Our Financial Condition.

The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People’s Bank of China (PBOC) publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day’s dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises (“FIEs”), for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. FIEs are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

Enterprises in the PRC (including FIEs) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to certain restrictions, and prior approval from the SAFE or its relevant branches must be sought.

Since 1994, the exchange rate for Renminbi against the United States dollars has remained relatively stable, most of the time in the region of approximately RMB8.28 to US$1.00. However, in 2005, the Chinese government announced that would begin pegging the exchange rate of the Chinese Renminbi against a number of currencies, rather than just the U.S. Dollar. As our operations are primarily in China, any significant revaluation of the Chinese Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert United States dollars into Chinese Renminbi for our operations, appreciation of this currency against the United States dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert Chinese Renminbi into United States dollars for other business purposes and the United States dollar appreciates against this currency, the United States dollar equivalent of the Chinese Renminbi we convert would be reduced.

The Value Of Our Securities Will Be Affected By The Foreign Exchange Rate Between U.S. Dollars And Renminbi.

The value of our Common Stock will be affected by the foreign exchange rate between U.S. dollars and Renminbi, and between those currencies and other currencies in which our sales may be denominated. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operational needs and should the Renminbi appreciate against the U.S. dollar at that time, our financial position, the business of the Company, and the price of our Common Stock may be harmed. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of declaring dividends on our Common Stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of our earnings from our China operations would be reduced.

You May Experience Difficulties In Effecting Service Of Legal Process, Enforcing Foreign Judgments Or Bringing Original Actions In China Based On United States Or Other Foreign Laws Against Us.

We conduct our operations in China and some of our assets are located in China. In addition, some of our Directors and executive officers reside within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon such directors or executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our Chinese counsel has advised us that China does not have treaties with the U.S. and many other countries that provide for the reciprocal recognition and enforcement of judgment of courts. As a result, recognition and enforcement in China of judgments of a court of the U.S. or any other jurisdiction in relation to any matter may be difficult or impossible.

Underdeveloped Telecommunications Infrastructure Has Limited, And May Continue To Limit, The Growth Of The Internet Market In China Which, In Turn, Could Limit Our Ability To Grow Our Business.

The telecommunications infrastructure in China is not well developed. Although private sector ISPs do exist in China, almost all access to the Internet is accomplished through ChinaNet, China’s primary commercial network, which is owned and operated by China Telecom and China Netcom under the administrative control and regulatory supervision of MII. The underdeveloped Internet infrastructure in China has limited the growth of Internet usage in China. If the necessary Internet infrastructure is not developed, or is not developed on a timely basis, future growth of the Internet in China could be limited and our business could be harmed.

Our Significant Amount Of Deposits In Certain Banks In China May Be At Risk If These Banks Go Bankrupt During Our Deposit Period.

We had approximately US$6,638,294 at June 30, 2008 in banks in China, which almost constitute all of our total cash. The terms of these deposits are, in general, up to twelve (12) months. Historically, deposits in Chinese banks are secure due to the state policy on protecting depositors’ interests. However, China promulgated a new Bankruptcy Law in August 2006, which became effective on June 1, 2007, which contains a separate article expressly stating that the State Council may promulgate implementation measures for the bankruptcy of Chinese banks based on the Bankruptcy Law. Under the new Bankruptcy Law, a Chinese bank may go bankrupt. In addition, since China’s concession to WTO, foreign banks have been gradually permitted to operate in China and have been severe competitors against Chinese banks in many aspects, especially since the opening of Renminbi business to foreign banks in late 2006. Therefore, the risk of bankruptcy of those banks in which we have deposits has increased. In the event of bankruptcy of one of the banks which holds our deposits, we are unlikely to recover our deposits back in full since we are unlikely to be classified as a secured creditor based on PRC laws.

RISKS RELATING TO OUR BUSINESS

Cyclical Patterns In The Global Shipping Industry Will Have a Substantial Impact On Our Overall Business Performance

The Internet-based shipping and logistics services integrated the shipping industry and the Internet industry. The Company's operating performance will also depend on the development of these two industries. Ocean transportation business is the core business of the Company. The cyclical changes of the ocean transportation industry and the cyclical changes of the global shipping industry will have a substantial impact on the business performance of the Company. With a sustained operating history and anti-risk experience for 15 years, as well as integrated shipping and logistics services through the Internet, the Company will offset the risk to some extent, but the overall performance will inevitably be affected.

Stringent Regulations In China Could Force Us To Change Our Online Business Practices Which Could Have a Negative Impact On Our Business

The Internet industry is currently at the outbreak of the growth period in China, but the related industrial legislature is not sound, and some non-standard operations, dishonesty of e-commerce websites had a certain negative impact on the image of industry as a whole, resulting in strengthened supervision and administration on the Internet e-commerce industry by state departments. Shipping Online will face more stringent regulations which could change how we conduct our business and have a negative impact on our business.

If We Do Not Quickly Respond To E-Commerce Trends and Market Conditions And Increase Our Online Transaction Volume of Business We Could Lose Strategic Opportunities For The Rapid Promotion Of Our Services Which Could Adversely Affect Our Business

When the Company entered the shipping market in 1993, it experienced several ups and downs in the industry. Although we have accumulated rich anti-risk experience and are mature and stable in the ocean transportation for bulk cargo and associated traditional shipping services, e-commerce provided by is still a relatively new service model in the shipping industry. Although the Internet has already been proven in many other fields to greatly promote the development of traditional business, as a brand-new operation mode of the transactions, it may face some doubt from the enterprises at the initial stage, and may also experience setbacks, exploration and reiteration in the process of growth. Secondly, although there are higher access barriers to conduct business, as the necessary trend in the development of the shipping industry, fierce competition in the market is bound to affect the industry in the future. If the Company does not quickly increase its online transaction volume of business and localization of orders and services, it is possible we could see losses of strategic opportunity for the rapid promotion of services which could have an adverse effect our business.

Costs And Revenues In The Shipping Industry Are Volatile Which Could Adversely Affect Our Business.

The shipping industry historically has experienced volatility in freight rates, the cost of fuel oil, the cost and availability of crew, port charges and currency exchange rates, as well as in vessel charter rates and values, due to changes in the level and pattern of global economic activity and the highly competitive nature of the world shipping industry. Changes to marine regulatory regimes in the ports at which the Company’s vessels call also may increase the costs. The Company’s revenue is influenced by a number of factors that are difficult to predict with certainty, including global and regional economic conditions, developments in international trade, changes in seaborne, and other transportation patterns, weather patterns, port congestion, canal closures, political developments, and armed conflicts, acts of terrorism, embargoes, and strikes. Demand for the transportation services is influenced by the demand for the goods the Company ship, including steel products, metal concentrates and agricultural commodities, which in turn is affected by general economic conditions, commodity prices and competition. A decrease in demand for these products could adversely affect the results of operations.

High or Volatile Oil Prices Could Adversely Affect The Global Economy And Our Results Of Operations.

If oil prices remain high for an extended period of time, or experience prolonged volatility, the global economy could weaken significantly. Global recession or depression would significantly reduce the demand for ocean freight while the fuel costs would be increasing. A significant reduction in the demand for ocean freight would have a material and adverse impact on the Company’s results of operations and financial condition. In addition, the results of operations would be adversely affected if the Company were unable to pass increased fuel costs on to our customers.

Failure To Comply With International Safety Regulations May Subject The Company To Increased Liability Which May Adversely Affect Our Insurance Coverage Resulting In A Denial Of Access To, Or Detention In, Certain Ports Which Could Adversely Affect Our Business.

The operation of the vessels is affected by the requirements of the International Maritime Organization's International Safety Management Code for the Safe Operation of Ships and Pollution Prevention, or the ISM Code. The ISM Code requires ship owners and bareboat chatterers to develop and maintain an extensive "Safety Management System" that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The Company’s failure to comply with the ISM Code may subject us to increased liability, may invalidate existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of, access to, or detention in certain ports, all of which could materially and adversely affect the Company’s results of operations and liquidity.

The Shipping Industry Has Inherent Operational Risks, And Such RisksMay Not Be Adequately Covered By Insurance Exposing Us To Risk Of Loss Of Our Vessels Which Would Adversely Affect Our Business

The operation of any oceangoing vessel carries with it an inherent risk of marine disaster, environmental mishaps and collision or property losses. In the course of operating a vessel, marine disasters such as oil spills and other environmental mishaps, cargo loss or damage, business interruption due to political developments, labor disputes, strikes and adverse weather conditions could result in loss of revenues, liabilities or increased costs. The Company transports bulk cargoes such as fertilizer, salt and coal which, if not transported properly, could pose a risk to our vessels and to the environment. The Company cannot assure you that any insurance they maintain would be sufficient to cover the cost of damages or the loss of income resulting from a vessel being removed from operation or that any insurance claims would be paid or that insurance will be obtainable at reasonable rates in the future. Any significant loss or liability for which the Company are not insured, or for which the insurers fail to pay the Company, could have a material adverse effect on the Company’s financial condition. In addition, the loss of a vessel would adversely affect the Company’s cash flows and results of operations.

As The Company’s Fleet Of Vessels Ages, The Risks Associated With Older Vessels could Adversely Affect Our Business Operations.

In general, the costs to maintain an oceangoing vessel in good operating condition increase with the age of the vessel. As of December 31, 2007, the average age of the 13 vessels in the Company controlled fleet was 20 years. The Company estimates that the economic useful life of most bulk carriers is approximately 25 years, however most of the vessels in the industry are used for more than 30 years or more, if the vessel can pass the annual survey. The length of a vessel’s useful life depends on market conditions, the type of cargo being carried and the level of maintenance. Some of the Company’s dry bulk carriers are used to transport products such as coal, salt or fertilizer that may damage the vessels and reduce their useful life, if the Company does not follow specified maintenance and cleaning routines. Older vessels may develop unexpected mechanical and operational problems despite adherence to regular survey schedules and proper maintenance. Due to improvements in engine technology, older vessels typically are less fuel-efficient than more recently constructed vessels. Cargo insurance rates increase with the age of a vessel. Governmental regulations and safety or other equipment standards related to the age of vessels may require expenditures for alterations or the addition of new equipment, to the vessels and may restrict the type of activities in which the vessels may engage. The Company cannot assure you that they will be able to operate the vessels profitably during the remainder of their projected useful lives or that they will be able to sell the vessels profitably when the Company no longer can utilize them in the fleet.

Our Vessels May Suffer Damage Whereby Such Vessels Would Need To Be Drydocked Unexpectedly Which Could Adversely Affect Our Cash Flows and Results of Operations.

If a vessel suffers damage, it may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. The loss of earnings while the vessel is being repaired and the repositioning of the Company’s vessels in response to the unexpected drydocking, as well as the actual costs of the repairs, would have a material adverse effect on our cash flows and results of operations. The Company may not have insurance that is sufficient to cover all of these costs or losses.

Risks Associated With The Purchase And Operation Of Secondhand Vessels Could Adversely Affect Our Future Operating Results.

The Company’s current business strategy involves growing through the purchase of secondhand vessels. Secondhand vessels generally carry no warranties from the sellers or manufacturers. Although the Company inspect secondhand vessels prior to purchase, an inspection normally would not provide the Company with the same knowledge about their condition that the Company would have if they had been built for and operated exclusively by the Company. Secondhand vessels may have conditions or defects that the Company was not aware of when it bought the vessel and that may require the Company to undertake costly repairs. These repairs may require the Company to put a vessel into drydock, which would reduce the fleet utilization. The costs of drydock repairs are unpredictable and can be substantial. The loss of earnings while the vessels were being repaired and repositioned, as well as the actual cost of those repairs, would decrease the income from operations. The Company may not have insurance that is sufficient to cover all of these costs or losses and may have to pay drydocking costs not covered by our insurance. The Company’s future operating results could be adversely affected if some of the secondhand vessels do not perform as we expect.

The Market Value Of Vessels Can And Do Fluctuate Significantly Which, If The Market Value Of Our Fleet Declines, Could Prevent Us From Obtaining Adequate Financing Or Require Us To Incur Debt Which Could Have An Adverse Affect Our Operating Results.

The market values of vessels are highly volatile and will continue to fluctuate depending on economic and market conditions affecting the shipping industry and prevailing charter hire rates, vessel supply and rates of vessel scrapping, competition from other shipping companies and other modes of transportation, types, sizes and age of vessels, applicable governmental regulations and the cost of new ship buildings. The market price for secondhand vessels during the past few years have been at an all-time high, and the Company has had to pay more to acquire vessels than in prior years. If the market value of our fleet declines, the Company may not be able to obtain additional financing or incur debt on terms that are acceptable to the Company or at all in connection with future vessel acquisitions or obtain additional debt financing for other purposes. A sharp decline in vessel values could cause the Company to breach some of the covenants contained in the financing agreements relating to the current indebtedness. If the Company breach such covenants and are unable to remedy the relevant breach, the Company’s lenders could accelerate the debt and foreclose on the controlled fleet. If the book value of a vessel is impaired due to unfavorable market conditions or a vessel is sold at a price below its book value, that decline would result in a loss that would adversely affect our operating results.

In Order To Comply With PRC Regulatory Requirements, We Operate Our Main Business Through A Company With Which We Have A Contractual Relationship (the VIEs) But In Which We Do Not Have Controlling Ownership. If The PRC Government Determines That Our Agreements With the VIEs Are Not In Compliance With Applicable Regulations, Our Business In The PRC Could Be Adversely Affected.

The Chinese government restricts foreign investment in Internet-related and advertising businesses, including Internet access, distribution of content over the Internet and advertising via the Internet. Accordingly, we operate our Internet-related businesses in China through Shipping Online, a VIE, which is owned by Li Honglin and Xue Ying. We control Shipping Online and operate its business through contractual arrangements and these individual owners, but we have no equity control over Shipping Online. Accordingly, we cannot be sure that the PRC government would view our operating arrangements to be in compliance with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. If we are determined not to be in compliance, the PRC government could revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, block our web site, require us to restructure our business, corporate structure or operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business. We may also encounter difficulties in obtaining performance under or enforcement of related contracts.

We Rely on Contractual Arrangements With the VIEs For Our Operations, Which May Not Be As Effective In Providing Control Over This Entity As Direct Ownership.

Because PRC regulations restrict our ability to provide Internet content, MVAS (Mobile Value-Added Services) and advertising services directly in China, we are dependent on our VIEs in which we have little or no equity ownership interest and must rely on contractual arrangements to control and operate these businesses. These contractual arrangements may not be as effective in providing control over these entities as direct ownership. For example, the VIEs could fail to take actions required for our business or fail to maintain our China web sites despite their contractual obligation to do so. These companies are able to transact business with parties not affiliated with us. If these companies fail to perform under their agreements with us, we may have to rely on legal remedies under Chinese law, which we cannot be sure would be effective. In addition, we cannot be certain that the individual equity owners of the VIEs would always act in the best interests of the VIEs, especially if they leave the VIEs.

Substantially all profits generated from our VIEs are paid to the subsidiaries of ours in China through related party transactions under contractual agreements. We believe that the terms of these contractual agreements are in compliance with the laws in China. The tax authorities in China have examined some of these contractual agreements in the past and have not raised any comment. However, due to the uncertainties surrounding the interpretation of the transfer pricing rules relating to related party transactions in China, it is possible that in the future tax authorities in China may challenge the transfer prices that we have used for related party transactions among our entities in China. In the event the tax authorities challenge our VIE structure, we may be forced to restructure our business operation, which could have a material adverse effect on our business.

We Cannot Predict Whether We Will Meet Internal or External Expectations Of Future Performance.

We believe that our future success depends on our ability to significantly increase revenue from the provision of our services. Accordingly, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies with a limited operating history. These risks include our ability to:

•	offer new and innovative services;

•	respond effectively to competitive pressures and address the effects of strategic relationships or corporate combinations;

•	maintain our current, and develop new, strategic relationships;

•	increase awareness of our services and continue to build customer loyalty; and

•	attract and retain qualified management, consultants and employees.

We Cannot Assure You That Our Organic Growth Strategy Will Be Successful.

One of our growth strategies is to grow organically through increasing our services by increasing our market share and entering new markets globally. However, many obstacles to increasing our market share and entering such new markets exist, including, but not limited to, costs associated with increasing market share and entering into such markets and attendant marketing efforts. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our services in any additional markets. Our inability to implement this organic growth strategy successfully may have a negative impact on our ability to grow and on our future financial condition, results of operations or cash flows.

Our Business And Growth Could Suffer If We Are Unable To Hire And Retain Key Personnel That Are In High Demand.

We depend upon the continued contributions of our senior management and other key personnel, including external experts and advisers. The loss of the services of any of our executive officers or other key personnel could have a material adverse effect on our business, operations, revenues or prospects. We do not maintain key man insurance on the lives of these individuals at present. As we plan to expand, we will have to attract managerial staff. We may not be able to identify and retain qualified personnel due to our lack of understanding of different cultures and lack of local contacts. This may impede any potential expansion. Our future success will also depend on our ability to attract and retain highly skilled and qualified technical, engineering, managerial, finance, marketing, security and customer service personnel in China. Qualified individuals are in high demand, and we may not be able to successfully attract, assimilate or retain the personnel we need to succeed.

We May Not Be Able To Manage Our Expanding Operations Effectively, Which Could Harm Our Business.

We anticipate expanding our business as we address growth in our customer base and market opportunities. In addition, the geographic dispersion of our operations as a result of overall internal growth requires significant management resources that our locally-based competitors do not need to devote to their operations. In order to manage the expected growth of our operations and personnel, we will be required to improve and implement operational and financial systems, procedures and controls, and expand, train and manage our growing employee base. Further, our management will be required to maintain and expand our strategic relationships necessary to our business. We cannot assure you that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations. If we are not successful in establishing, maintaining and managing our personnel, systems, procedures and controls, our business will be materially and adversely affected.

If We Need Additional Capital To Fund Our Growing Operations, We May Not Be Able To Obtain Sufficient Capital And May Be Forced To Limit The Scope Of Our Operations.

We may experience increased capital needs and we may not have enough capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the success of our competitors; (iii) the amount of our capital expenditures; and (iv) new investments. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

If we cannot obtain additional funding, we may be required to:

•	reduce our investments;

•	limit our expansion efforts; and

•	decrease or eliminate capital expenditures.

Such reductions could materially adversely affect our business and our ability to compete. Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing stockholders. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

If We Fail To Successfully Develop And Introduce New Products And Services, Our Competitive Position And Ability To Generate Revenues Could be Harmed.

We continue to develop new products and services. The planned timing or introduction of new products and services is subject to risks and uncertainties. Actual timing may differ materially from original plans. Unexpected technical, operational, distribution or other problems could delay or prevent the introduction of one or more of our new products or services. Moreover, we cannot be sure that any of our new products and services will achieve widespread market acceptance or generate incremental revenue. If our efforts to develop, market and sell new products and services to the market are not successful, our financial position, results of operations and cash flows could be materially adversely affected, the price of our Common Stock could decline and you could lose part or all of your investment.

Concerns About The Security Of Electronic Commerce Transactions And Confidentiality Of Information On The Internet May Reduce Use Of Our Network And Impede Growth.

A significant barrier to electronic commerce and communications over the Internet in general has been a public concern over security and privacy, especially the transmission of confidential information. If these concerns are not adequately addressed, they may inhibit the growth of the Internet and other online services generally, especially as a means of conducting commercial transactions. If a well-publicized Internet breach of security were to occur, general Internet usage could decline, which could reduce traffic to our destination sites and impede our growth.

We May Not Be Able To Adequately Protect Our Intellectual Property, Which Could Cause Us To Be Less Competitive.

We rely on a combination of trademark, patent and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products and technology. Monitoring unauthorized use of our products is difficult and costly, and we cannot be certain that the steps we have taken will prevent misappropriations of our products and technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources.

We May Be Exposed To Infringement Claims By Third Parties, Which, If Successful, Could Cause Us To Pay Significant Damage Awards.

Third parties may initiate litigation against us alleging infringement of their proprietary rights. In the event of a successful claim of infringement and our failure or inability to develop non-infringing products and technology or license the infringed or similar product or technology on a timely basis, our business could be harmed. In addition, even if we are able to license the infringed or similar product or technology, license fees could be substantial and may adversely affect our results of operations.

The Law Of The Internet Remains Largely Unsettled, Which Subjects Our Business To Legal Uncertainties That Could Harm Our Business.

Due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Furthermore, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business.

Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could significantly disrupt our operations.

We May Be Subject To Claims Based On The Content We Provide Over Our Network and the Products And Services Sold On Our Network, Which, If Successful, Could Cause Us To Pay Significant Damage Awards.

As a publisher and distributor of content and a provider of services over the Internet, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that we publish or distribute; the selection of listings that are accessible through our services and media properties, or through content and materials that may be posted by users on our website; losses incurred in reliance on any erroneous information published by us; unsolicited email, lost or misdirected messages, illegal or fraudulent use of email or interruptions or delays in email service; and product liability, warranty and similar claims to be asserted against us by end users who purchase goods and services through http://www.sol.com.cn and any future e-commerce services we may offer.

We may incur significant costs in investigating and defending any potential claims, even if they do not result in liability. Although we carry general liability insurance, our insurance may not cover potential claims of this type and may not be adequate to indemnify us against all potential liabilities.

 Our Operations Could Be Disrupted By Unexpected Network Interruptions Caused By System Failures, Natural Disasters Or Unauthorized Tampering With Our Systems.

The continual accessibility of our website and the performance and reliability of our network infrastructure are critical to our reputation and our ability to attract and retain users, advertisers and merchants. Any system failure or performance inadequacy that causes interruptions in the availability of our services or increases the response time of our services could reduce our appeal to advertisers and consumers. Factors that could significantly disrupt our operations include: system failures and outages caused by fire, floods, earthquakes, power loss, telecommunications failures and similar events; software errors; computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems; and security breaches related to the storage and transmission of proprietary information, such as credit card numbers or other personal information.

We have limited backup systems and redundancy. In the past, we experienced an unauthorized tampering of the mail server of our China website which briefly disrupted our operations. Future disruptions or any of the foregoing factors could damage our reputation, require us to expend significant capital and other resources and expose us to a risk of loss or litigation and possible liability. We do not carry sufficient business interruption insurance to compensate for losses that may occur as a result of any of these events. Accordingly, our revenues and results of operations may be adversely affected if any of the above disruptions should occur.

We May Be Classified As A Passive Foreign Investment Company, Which Could Result In Adverse U.S. Tax Consequences To U.S. Investors.

Based upon the nature of our income and assets, we may be classified as a passive foreign investment company, or PFIC, by the United States Internal Revenue Service for U.S. federal income tax purposes. This characterization could result in adverse U.S. tax consequences to you. For example, if we are a PFIC, our U.S. investors will become subject to increased tax liabilities under U.S. tax laws and regulations and will become subject to more burdensome reporting requirements. The determination of whether or not we are a PFIC is made on an annual basis, and those determinations depend on the composition of our income and assets, including goodwill, from time to time. We intend to operate our business so as to minimize the risk of PFIC treatment, however you should be aware that certain factors that could affect our classification as PFIC are out of our control. For example, the calculation of assets for purposes of the PFIC rules depends in large part upon the amount of our goodwill, which in turn is based, in part, on the then market value of our shares, which is subject to change. Similarly, the composition of our income and assets is affected by the extent to which we spend the cash we have raised on acquisitions and capital expenditures. In addition, the relevant authorities in this area are not clear and so we operate with less than clear guidance in our effort to minimize the risk of PFIC treatment. Therefore, we cannot be sure whether we are not and will not be a PFIC for the current or any future taxable year. In the event we are determined to be a PFIC, our stock may become less attractive to U.S. investors, thus negatively impacting the price of our stock.

RISKS RELATING TO OUR COMMON STOCK

Our Common Stock Price Is Volatile And Could Decline In The Future.

The stock market in general and the market price for other companies based in the PRC have experienced extreme stock price fluctuations. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies in China have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside of our control, could cause the price of our Common Stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of our Common Stock:

•	announcements of technological innovations by us or our competitors;

•	our ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	our financial position and results of operations;

•	litigation;

•	period-to-period fluctuations in our operating results;

•	changes in estimates of our performance by any securities analysts;

•	new regulatory requirements and changes in the existing regulatory environment;

•	the issuance of new equity securities in a future offering;

•	changes in interest rates;

•	changes in environmental standards;

•	market conditions of securities traded on the OTCBB;

•	investor perceptions of us and the shipping industry generally; and

•	general economic and other national conditions.

The Trading Market In Trip Tech’s Common Stock Is Limited And May Cause Volatility In The Market Price.

Trip Tech’s Common Stock is currently traded on a limited basis on the OTCBB under the symbol “TPTQ”. The OTCBB is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASD’s automated quotation system, or the NASDAQ Stock Market. Quotes for stocks included on the OTCBB are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTCBB may be difficult to obtain.

The quotation of our Common Stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Thus, the market price for our Common Stock is subject to volatility and holders of Common Stock may be unable to resell their shares at or near their original purchase price or at any price. In the absence of an active trading market:

•	investors may have difficulty buying and selling or obtaining market quotations;

•	market visibility for our Common Stock may be limited; and

•	a lack of visibility for our Common Stock may have a depressive effect on the market for our Common Stock.

We May Have Difficulty Raising Necessary Capital To Fund Operations As A Result Of Market Price Volatility For Our Shares Of Common Stock.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our shares of Common Stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If our business development plans are successful, we may require additional financing to continue to develop and exploit existing and new technologies and to expand into new markets. The exploitation of our technologies may, therefore, be dependent upon our ability to obtain financing through debt and equity or other means.

Our Common Stock Is Considered A “Penny Stock” And As A Result, Related Broker-Dealer Requirements Affect Its Trading And Liquidity.

Our Common Stock is considered to be a “penny stock” since it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These include but are not limited to the following: (i) the common stock trades at a price less than $5.00 per share; (ii) the common stock is not traded on a “recognized” national exchange; (iii) the common stock is not quoted on the NASDAQ Stock Market, or (iv) the common stock is issued by a company with average revenues of less than $6.0 million for the past three (3) years. The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend our Common Stock to investors, thus hampering its liquidity.

Section 15(g) and Rule 15g-2 require broker-dealers dealing in penny stocks to provide potential investors with documentation disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the documents before effecting any transaction in a penny stock for the investor’s account. Potential investors in our Common Stock are urged to obtain and read such disclosure carefully before purchasing any of our shares.

Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.

Compliance with these requirements may make it more difficult for holders of our Common Stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Shares Eligible For Future Sale May Adversely Affect The Market Price Of Our Common Stock.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of Common Stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933, as amended, subject to certain limitations. Any substantial sale of Trip Tech’s Common Stock pursuant to Rule 144 may have an adverse effect on the market price of our Common Stock.

One Stockholder, Which is 50% Controlled By The Chairman of the Board and President of Trip Tech and 50% Controlled By The Chief Executive Officer and Secretary of Trip Tech, Exercises Significant Control Over Matters Requiring Stockholder Approval.

After giving effect to the issuance of all the shares of Common Stock pursuant to the Exchange Agreement, the Stockholder has voting power equal to eighty-two and one quarter percent (82.25%) of our voting securities as of the date of this Report. Moreover, the Stockholder is 50% controlled by Li Honglin, Trip Tech’s Chairman of the Board and President and 50% controlled by Xue Ying, Trip Tech’s Chief Executive Officer and Secretary. As a result, the Stockholder and our Chairman of the Board, through such stock ownership, exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership in the Stockholder may also have the effect of delaying or preventing a change in control of us that may be otherwise viewed as beneficial by stockholders other than the Stockholder.

We May Incur Significant Costs To Ensure Compliance With U.S. Corporate Governance And Accounting Requirements.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the SEC. We expect all of these applicable rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board or as executive officers. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We May Be Required To Raise Additional Financing By Issuing New Securities With Terms Or Rights Superior To Those Of Our Shares Of Common Stock, Which Could Adversely Affect The Market Price Of Our Shares Of Common Stock.

We may require additional financing to fund future operations, including expansion in current and new markets, development and acquisition, capital costs and the costs of any necessary implementation of technological innovations or alternative technologies. We may not be able to obtain financing on favorable terms, if at all. If we raise additional funds by issuing equity securities, the percentage ownership of our current stockholders will be reduced, and the holders of the new equity securities may have rights superior to those of the holders of shares of Common Stock, which could adversely affect the market price and the voting power of shares of our Common Stock. If we raise additional funds by issuing debt securities, the holders of these debt securities would similarly have some rights senior to those of the holders of shares of Common Stock, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for us.

Standards For Compliance With Section 404 Of The Sarbanes-Oxley Act Of 2002 Are Uncertain, And If We Fail To Comply In A Timely Manner, Our Business Could Be Harmed And Our Stock Price Could Decline.

Rules adopted by the SEC, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of our assessment by our independent registered public accountants. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards and will impose significant additional expenses on us. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

We Do Not Foresee Paying Cash Dividends In The Foreseeable Future.

We have not paid cash dividends on our stock and we do not plan to pay cash dividends on our stock in the foreseeable future.

SELECTED COMBINED FINANCIAL AND OTHER DATA

The following table sets forth our selected combined financial and operating data for Skyace as of the dates and for the periods indicated. The selected combined balance sheet data of the Company at December 31, 2007 and 2006 and the selected combined statement of operations data and the selected combined statement of cash flows data for the Company for the fiscal years ended December 31, 2007 and 2006 have been derived from our audited combined financial statements and related notes contained elsewhere in this Report.

The selected consolidated and combined statement of operations data and the selected consolidated and combined statement of cash flows data for the Company for the three (3) month periods ended March 31, 2008 and 2007, and the selected consolidated and combined balance sheet data of the Company as of March 31, 2008, have been derived from our unaudited financial statements contained elsewhere in this Report. The selected audited consolidated and combined financial statements have been prepared on the same basis as our audited combined financial statements at December 31, 2007 and 2006, and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of our financial position and operating results for the unaudited periods.

The selected consolidated and combined financial and operating data as of and for any period are not necessarily indicative of the results that may be obtained for any future date or for any future period.

You should read the following selected financial and other data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated and combined financial statements and related notes contained elsewhere in this Report.

	Fiscal Year Ended December 31, 2006	Fiscal Year Ended December 31, 2007	Three (3) Months ended March 31, 2008
Revenues	59,245,500	70,279,209	26,035,927

Income from continuing operation	10,093,103	17,772,301	6,970,652
Net income	7,372,280	21,448,949	6,837,088

Total assets	99,208,045	94,284,026	52,653,590

Shareholders’ equity	38,166,368	11,589,053	18,525,301

Cash flow from operations	13,993,496	19,204,466	8,256,954

Set forth below are exchange rates into USD of RMB as of the latest practicable date as well as a history of exchange rates for the years 2006 and 2007, and the three (3) months ending March 31, 2007 and 2008 (including the rates as of the end of each period and the average rates for 2006, 2007 and the three (3) months ended March 31, 2008). “Exchange Rate” means the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York. The Average Rate means the average of the exchange rates on the last day of each month during a year (and the last day of each month during the three (3) months ending March 31, 2008).

Date	Exchange Rate
December 31, 2006	7.8175
2006 Average Rate	7.9455
March 31, 2007	7.7410
2007 Average Rate at March 31, 2007	7.7792
December 31, 2007	7.3141
2007 Average Rate	7.5658
March 31, 2008	7.0222
2008 Average Rate at March 31, 2008	7.1682
August 11, 2008	6.8638

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward Looking Statements

The following discussion of our financial condition and results of operations is based upon and should be read in conjunction with our consolidated financial statements and their related notes included in this Report. This report contains forward-looking statements. Generally, the words “believes”, ”anticipates”, “may”, “will”, “should”, “expect”, “intend”, “estimate”, “continue” and similar expressions or the negative thereof or comparable terminology are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, including the matters set forth in this report or other reports or documents we file with the SEC from time to time, which could cause actual results or outcomes to differ materially from those projected. Undue reliance should not be placed on these forward-looking statements which speak only as of the date hereof. We undertake no obligation to update these forward-looking statements.

Business Overview

The Company is a comprehensive, modern international shipping company having its world headquarters based in China. Based on the Internet, the Company is mainly engaged in a comprehensive range of international shipping and logistics services such as bulk cargo transportation, chartering, shipping agents, logistics, ship trading, spare parts supplies, crew recruitment and shipping portal operation, as well as relevant industry news and data analysis.

On March 31, 2008, Winland International and its stockholders entered into the following control agreements:

•
Exclusive Technology Consultation Service Agreements, by and between Beijing Huate and the VIEs, through which Beijing Huate will provide, exclusively for both parties, technology consultation services to the VIEs and receive payments periodically; and

•
Exclusive Equity Interest Purchase Agreements, by and between each of the VIEs’ investors and Wallis, through which Wallis is entitled to exclusively purchase all of the outstanding shares of capital stock of the VIEs from their current investors upon certain terms and conditions under the PRC laws and regulations; and

•
Equity Interest Pledge Agreements, by and between each of the VIEs’ investors and Beijing Huate, through which such investors of the VIEs have pledged all their respective shares in the VIEs to Beijing Huate. These Equity Interest Pledge Agreements guarantee the cash-flow payments under the Exclusive Technology Consultation Service Agreements; and

•	Powers of Attorney, executed by each of the VIEs’ investors, through which Beijing Huate is entitled to perform the equity right of the VIEs’ investors.

In accordance with FASB Interpretation No. 46R “Consolidation of Variable Interest Entities” (“FIN 46R”), an Interpretation of Accounting Research Bulletin No. 51, a Variable Interest Entity (a “VIE”) is to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns. After executing the above agreements, Winland International is now considered a VIE and Beijing Huate its primary beneficiary.

Summary of Significant Accounting Policies

Basis of Presentation

The combined and consolidated financial statements have been prepared in accordance with US GAAP. They include the accounts of Plentimillion and its subsidiaries, and the accounts of Winland International and its affilliates. All significant intercompany balances and transactions have been eliminated in consolidation or combination.

Use of Estimates

The preparation of combined and consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined and consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income should be reported in a financial statement that is presented with the same prominence as other financial statements. The Company’s only current component of comprehensive income is the foreign currency translation adjustment.

   Revenue Recognition

The revenue was recognized based on four standards as follows:

•	The amount of revenue can be measured reliably;

•	It is probable that the economic benefits will flow to the seller;

•	The stage of completion at the balance sheet date can be measured reliably; and

•	The costs incurred, or to be incurred, in respect of the transaction can be measured reliably.

For marine transportation service, sales are recognized on a percentage- of completion basis, which is determined on the time proportion method each individual voyage. For chartering brokerage service, sales are recognized when the ship leaves port. For shipping agency and freight forwarding service, sales are recognized when the ship leaves port. For online services, sales are recognized according to the stage of completion in accordance with the service period defined in contracts.

Foreign Currency Translation

Assets and liabilities of foreign affiliates are translated into U.S. dollars at currency exchange rates in effect at year-end and revenues and expenses are translated at average exchange rates in effect for the year. Gains and losses resulting from foreign currency transactions are included in results of operations. The Company’s sales and purchases in foreign currencies are minimal. Therefore, foreign currency transaction gains and losses are not significant. Gains and losses resulting from translation of foreign affiliates balance sheets are included in a separate component of stockholders’ equity. Translation income is not adjusted for income taxes since they relate to an investment, which is permanent in nature.

Cash and Cash Equivalents

For financial reporting purposes, the Company considers all highly liquid investments purchased with original maturity of three months or less to be cash equivalents. The Company maintains no bank account in the United States of America.

Accounts Receivable

Accounts receivable are recognized and carried at original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable.

Vessels and Depreciation Policy

Vessels are carried at cost less accumulated depreciation and impairment losses.

Vessels are stated as cost which consists of the contract price of the directly purchased vessels or present value of minimum lease payments for the vessels acquired by capital lease, and any direct expenditure incurred upon acquisition for major improvements and delivery.

Depreciation is computed using the straight-line method over the estimated useful life of the vessels, after considering the estimated residual value. The residual value ranges from 0.4% to 6% of the imputed original cost at the birth date of the each vessel. The management estimates the useful lives of the vessels to be twenty-five (25) years from creation. For second hand vessels, the Company specified the depreciation periods by deducting the periods used before purchase from twenty-five (25) years.

The costs of significant replacements, renewals and betterments are capitalized and depreciated over the shorter of the vessel’s remaining estimated useful life or the estimated life of the renewal or betterment. Expenditures for routine maintenance and repairs are expensed as incurred.

Accounting for Dry Docking Costs

The Company follows the deferral method of accounting for dry dock fee whereby actual costs incurred are deferred and are amortized on a straight-line basis over the periods through the date the next dry docks are scheduled to become due.

Unamortized dry dock costs of vessels that are disposed together with the discontinued operation are written off and included in income or loss from disposition for Plentimillion.

Impairment of Long-Term Assets

Long-term assets of the Company are reviewed annually as to whether their carrying value has become impaired, pursuant to the guidelines established in SFAS No. 144. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from the related operations.  The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. There were no impairments for the years ended December 31, 2006 and 2007.

Capital Lease

Those leases that transfer substantially all the benefits and risks of ownership of property to the Company are accounted for as capital leases. Commitments to repay the principal amounts arising under capital lease obligations are included in current liabilities to the extent that the amount is repayable within one year, otherwise the principal is included in amounts due after one year. The capitalized lease obligation reflects the present value of future lease payments. The financing element of the lease payments is charged to income over the term of the lease.

Recent Pronouncements

In December 2007, the FASB issued SFAS No. 141 (R), Business Combinations, and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements. SFAS No. 141 (R) requires an acquirer to measure the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired. SFAS No.160 clarifies that a noncontrolling interest in a subsidiary should be reported as equity in the consolidated financial statements. The calculation of earnings per share will continue to be based on income amounts attributable to the parent. SFAS No. 141 (R) and SFAS No. 160 are effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. We have not yet determined the effect on our consolidated financial statements, if any, upon adoption of SFAS No. 141 (R) or SFAS No. 160. We are aware that our accounting for minority interest will change and we are considering those effects now but believe the effects will only be a reclassification of minority interest from mezzanine equity to our stockholder’s equity section in the balance sheet. In any case we do not believe the implementation of SFAS 160 will be material to our financial position. SFAS 141 (R) will significantly affect the accounting for future business combinations and we will determine the accounting as new combinations occur.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements. This Statement establishes accounting and reporting standards that require the ownership interests in subsidiaries’ non-parent owners be clearly presented in the equity section of the balance sheet; requires the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; requires that changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently; requires that when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value and the gain or loss on the deconsolidation of the subsidiary be measured using the fair value of any noncontrolling equity; requires that entities provide disclosures that clearly identify the interests of the parent and the interests of the noncontrolling owners. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after December 15, 2008. The Company has not determined the impact, if any; SFAS No. 160 will have on its financial statements.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities" ("SFAS No. 161"), which amends SFAS No.133 and expands disclosures to include information about the fair value of derivatives, related credit risks and a company's strategies and objectives for using derivatives. SFAS No. 161 is effective for fiscal periods beginning on or after November 15, 2008. The Company is currently in the process of assessing the impact that SFAS No. 161 will have on the disclosures in its financial statements.

Results of Operations

Results of Operations for the Year Ended December 31, 2007 Compared To the Year Ended December 31, 2006

 The following table sets forth a summary of certain key components of our results of operations for years indicated, in dollars and as a percentage of revenues.

	For The Years Ended December 31
	2007	2006	2007	2006
Revenues	70,279,209	59,245,500	100.0%	100.0%
Vessel expense	41,004,663	39,072,066	58.3%	65.9%
Service cost	2,596,981	1,762,610	3.7%	3.0%
Depreciation and amortization General and	7,193,627	7,064,887	10.2%	11.9%
General and administrative expenses	1,711,637	1,252,834	2.4%	2.1%
Income from operations	17,772,301	10,093,103	25.3%	17.0%
Interest expense, net	(2,005,314)	(4,302,207)	-2.9%	-7.3%
Net gain from discontinued opeartion operationcoperations	4,836,349	957,479	6.9%	1.6%
Comprehensive income	21,636,556	7,471,072	100.0%	100.0%

Revenues

Our revenues are derived from the operation of:

•	Marin transportation

•	Chartering brokerage

•	Shipping agency and freight forwarding services

•	Online services

During 2007, total revenues increased by $11 million, or 19%, to $70 million from $59 million in 2006, principally contributed to the net increase of $9 million from Chartering Brokerage, $1 million from Marin Transportation, and Shipping agency and freight forwarding service, respectively.

In addition to global dry bulk market directly impacting on all segment operations, the significant growth of chartering brokerage business was because our major carrier of the goods were iron and scrap steel which was relatively easy chartered out with relatively large profit margin.

Vessel Expense and Service Cost

For the year ended December 31, 2007, vessel expense and service cost increased by $2.8 million, or 6.8%, to $44 million, compared with $41 million for the year ended December 31, 2006. The increase was primarily due to the increased chartering expenses related to growth in the chartering brokerage business. In addition, the increase reflects the increase in fuel costs of 17%, vessel insurance premiums increased 24%, and crew member wages increased 183%, off set by declined port usage fees.

Depreciation and Amortization

Depreciation of vessels and amortization of deferred dry dock fee slightly increased by $0.1 million, or 2%, to $7.2 million for the year ended December 31, 2007, compared to $7.1 million for the year ended December 31, 2006. The increase was attributed to the increased dry dock fees, off set by declined depreciation expenses which was resulted from disposition of the vessels B. Queen and Coastal Breeze.

Net Income from Operations Before Interest and Tax Expenses

Net income from operations increased by approximately $7.7 million, or 76%, to $17.8 million for the fiscal year ended December 31, 2007 from $10.1 million for the fiscal year ended December 31, 2006. The increase in net income from operations was primarily driven by the increased revenue earned from our chartering brokerage business and the upward trend in the global shipping market.

As a percentage of revenue, net income increased to 25% from 17% for the year ended December 31, 2007 and 2006, respectively. The increase was primarily attributable to increased shipping rates.

  General and Administrative Expenses

General and administrative expenses increased approximately $0.5 million, or 37%, to $1.71 million for the fiscal year ended December 31, 2007 from $1.25 million for the fiscal year ended December 31, 2006. The increase in our administration expenses was primarily attributable to an increase in the number of professionals in our marine transportation business.

  Interest Expense, Net

Net interest expense declined approximately $2.3 million, or 53%, to $2 million for the year ended December 31, 2007, compared to approximately $4.3 million for the fiscal year ended December 31, 2006. This decrease is driven by more payments to payoff outstanding long-term bank loans and long-term notes payable.

  Net Gain from Discontinued Operations

Net gain from discontinued operation increased $3.9 million, or 405%, to $4.8 million for the year ended December 31, 2007, compared to approximately $0.96 million for the year ended December 31, 2006. The increase was mainly due to the income earned from disposition of the vessel B. Queen.

  Comprehensive Income

Comprehensive income increased approximately $14.2 million, or 190%, to $21.6 million for the fiscal year ended December 31, 2007 from $7.5 million for the fiscal year ended December 31, 2006. This substantial increase is primary attributable to the growth of revenues and the cumulative effect of other factors aforementioned.

Results of Operations for The Three (3) Months Ended March 31, 2008 Compared To The Three (3) Months Ended March 31, 2007

The following table sets forth a summary of certain key components of our results of operations for periods indicated, in dollars and as a percentage of revenues.

	For The Three Months Ended March 31
	2008	2007	2008	2007
Revenues	26,035,927	18,034,384	100.0%	100.0%
Vessel expense	16,725,997	12,043,948	64.2%	66.8%
Depreciation and amortization	1,976,831	1,707,462	7.6%	9.5%
General and administrative expenses	362,447	374,115	1.4%	2.1%
Income from operations	6,970,652	3,908,859	26.8%	21.7%
Interest expense, net	(426,605)	(783,418)	-1.6%	-4.3%
Net gain from discontinued operation oopoperations	—	4,836,349	0.0%	26.8%
Comprehensive income	6,837,088	8,459,069	26.3%	46.9%

Revenues

Our revenues are derived from the operation of:

•	Marin transportation

•	Chartering brokerage

•	Shipping agency and freight forwarding services

•	Online services

The revenues for the three months ended March 31, 2008 were $26 million, increased by $8 million, or 44%, compared $18 million for the same period in 2007. Essentially 69% of the increase was from our marine transportation business and 38% from our chartering brokerage business, slightly off set by the fact that no there was no increase in revenue from other segment operations. The increase was resulted from the continuing upward trend in the global shipping market since 2004, higher shipping rate for our main carriage cargos, as well as continuing benefited from the effective management and in-house marketing effort.

Vessel Expense

For the three months ended March 31, 2008, vessel expense increased by $4.7 million, or 39%, to $17 million, compared with $12 million for the corresponding period in 2007. The increase was primarily due to increased chartering expenses related to our growing chartering brokerage business. In addition, the increased fuel cost and shore-based crew wages pushed the vessel expense higher.

Depreciation and Amortization

Depreciation of vessels and amortization of deferred dry dock fees increased by $0.3 million, or 16%, to $2 million for the three months ended March 31, 2008, compared to $1.7 million for the three months ended March 31, 2007. The increase was primarily attributed to the increased dry dock fees.

Net Income from Operations Before Interest and Tax Expenses

Net income from operations increased by approximately $3 million, or 78%, to $7 million for the three months ended March 31, 2008 from $4 million for the three months ended March 31, 2007. The increase in net income from operation was primarily driven by the increased revenue earned from our marine transportation and chartering brokerage business as well as continuing upward trend in the global shipping market.

As a percentage of revenue, net income increased to 27% from 22% for the three months ended March 31, 2008 and 2007, respectively. The increase was primarily attributable to increased shipping rates.

General and Administrative Expenses

General and administrative expenses slightly decreased by $0.01 million, or 3%, to $0.36 million from $0.37 million for the three months ended March 31, 2008 and 2007, respectively. The decline in our administration expenses was primarily attributable to the beneficial effect from our management strategy of improvement of quality of personnel management carried out in 2007.

Interest Expense, Net

Net interest expense declined approximately $0.4 million, or 46%, to $0.4 million for the three months ended March 31, 2008, compared to approximately $0.8 million for the same period in 2007. This decrease is driven by more payments to payoff outstanding long-term bank loans and long-term notes payable.

Net Gain from Discontinued Operations

Net gain from discontinued operations was decreased by $4.8 million for the three months ended March 31, 2008 compared to the same period in 2007. It was resulted from the fact that there were no discontinued operations for the three months ended March 31, 2008 while the disposition of the vessel B. Queen with gain occurred for the corresponding period in 2007.

Comprehensive Income

Comprehensive income declined by $1.6 million, or 19%, to $6.8 million for the three months ended March 31, 2008 from $8.5 million for the three months ended March 31, 2007. This decline is primary attributable to the elimination of net gain from discontinued operations, off set by increased revenues and the cumulative effect of the other factors aforementioned.

Liquidity and Capital Resources

The Company had net income of $26 million for the three months ended March 31, 2008.

The Company has accumulated retained earnings of $56 million from inception through December 31, 2007. In December 2007, the Company declared dividends of $48.2 million. Since inception, the Company has funded its operations through the private placement of equity and debt, as well as operation revenue.

We believe that our existing cash and investments are sufficient to meet our projected operating requirements through the end of year of 2008. However, we expect to fund our operations with cash resources generated from the proceeds of offerings of our equity securities to meet our long term strategic goal.

Operating Activities

For the three months ended March 31, 2008, our cash provided by operating activities of $8.3 million was primarily attributable to our net income of $26 million, non-cash depreciation of $0.9 million and amortization of drydock fee of $1.1 million, and offset by a decrease of account receivable of $1.4 million.

For the year ended December 31, 2007, our cash provided by operating activities of $19.2 million was primarily attributable to our net income of $21.4 million, non-cash depreciation of $4.4 million and amortization of drydock fee of $2.8 million, and offset by discontinued operation of $4.8 million and an increase in accounts receivables of $1.6 million.

For the year ended December 31, 2006, our cash provided by operating activities of $14.0 million was primarily attributable to our net income from of $7.4 million, non-cash depreciation of $4.8 million and amortization of drydock fee of $2.2 million, and offset by a decrease of advance from customers of $1.9 million.

Investing Activities

There were no investing activities for the three months ended March 31, 2008

Net cash provided by the investing activities in the years ended December 31, 2007 and 2006 were $29.8 million and $4.7 million, was primarily attributable to our gain on discontinued operations of $36.3 million and $5.0 million, offset by payment for drydock fee of $6.4 million and $0.3 million, respectively.

Financing Activities

Net cash used in our financing activities was $6.9 million for the three months ended March 31, 2008.

Net cash used in financing activities in three months ended March 31, 2008 was due to the repayment to related parties of $4.2 million and payment of dividends of $48 million.

Net cash used in our financing activities was $47.5 million for the year ended December 31, 2007 and $19.3 million for the year ended December 31, 2006.

Net cash used in financing activities in 2007 was due to the repayment to related parties of $19.7 million, of long term loan of $16.6 million, short term notes payable of $7.6 million and repayment of capital lease obligation of $2.9 million.

Net cash used in financing activities in 2006 was primarily due to repayment of capital lease of $5.4 million, repayment to related parties of $6.1 million, of long term loan of $5.0 million and short term loan of $2.8 million.

Working Capital

We had run short of working capital as at March 31, 2008 and December 31, 2007 due to dividends of $48.2 million declared in December 2007, which such dividends were paid in cash in 2008. We are expecting that our working capital will improve due to our strong continuing earning power.

Off-Balance Sheet Arrangements

None.

Quantitative and Qualitative Disclosures About Market Risk

None.

Contractual Obligations

The Company has the following contractual obligations:

	Payments Due By Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations	5,193,684	632,284	4,561,400	—	—
Capital Lease Obligations	1,441,925	1,441,925	—	—	—
Operating Lease Obligations	141,926	109,798	32,128	—	—
Purchase Obligations	—	—	—	—	—
Other Long-Term Liabilities Reflected on the Company’s Balance Sheet under US GAAP	10,951,106	2,811,672	8,139,434	—	—
Total:	17,586,715	4,885,881	12,700,834	—	—

DESCRIPTION OF PROPERTIES

All land in China is owned by the State. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are granted for a period of fifty (50) years. This period may be renewed at the expiration of the initial and any subsequent terms. Granted land use rights are transferable and may be used as security for borrowings and other obligations.

The Company has the following material office and land leases:

Lessee	Property Address	Square Meters	Lessor	Commencement Date (Month and Year)	Termination Date (Month and Year)	Rental Amount per Year (US$)
Shipping Online	Room A2 Floor 23 Summit Building, No.4 Shanghai Rd. Zhongshan District, Dalian, China	54.98	Li Honglin	January 2008	January 2009 (Renew Every Year)	3,287.67

Winland International	Room D1 Floor 23 Summit Building, No.4 Shanghai Rd. Zhongshan District, Dalian, China	40.94	Li Honglin	January 2008	January 2009 (Renew Every Year)	3,287.67

Winland Logistics	Room C2 Floor 23 Summit Building, No.4 Shanghai Rd. Zhongshan District, Dalian, China	54.98	Xue Ying	January 2008	January 2009 (Renew Every Year)	3,287.67

Winland Logistics-Beijing Branch	Room 612, Jingguang Business Center,Chaoyang District, Beijing, China	157.18	Jingguang Business Center Management Co.	January 2008	January 2009 (Renew Every Year)	30,961

Winland Shipping - Shanghai Branch	Unit 7B East building, Donghai Business Center, No.588 East Yan’an Road, Shanghai China	248	Xing Tai Real Estate Co.	January 2008	January 2009 (Renew Every Year)	52,501

The Company has the following leases for its vessels:

Lessor	Amount (US$)	Rate (US$/Day)	Term	Commencement Date	Expiration Date	Payment Period
Win Grace Shipping Co. Ltd.	4,202,100	2,300	5 Years	November 13, 2003	November 13, 2008	Monthly
Win Moony Shipping Co. Ltd.	4,202,100	2,300	5 Years	December 8, 2003	December 8, 2008	Monthly
Win Glory S.A. (1)	2,840,500	1,500	5 Years	May 5, 2003	May 5, 2008	Monthly

(1)	This lease of vessel was outstanding at the end of March 31, 2008 and has been settled at May 5, 2008.

We believe that all of our properties and equipment have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth each person known by us to be the beneficial owner of five (5%) percent or more of our Common Stock, all directors individually and all directors and officers as a group as of the date of this Report, after giving effect to the Exchange and the change in control effective as of the Closing Date. Each person named below has sole voting and investment power with respect to the shares shown unless otherwise indicated.

On the Closing Date, Trip Tech issued to the Stockholder One Million (1,000,000) shares of Series A Convertible Preferred Stock, which such shares of Preferred Stock are convertible into Thirty Million (30,000,000) shares of Common Stock upon Trip Tech amending its Articles of Incorporation to sufficiently increase the number of authorized shares of Common Stock in order to effect such issuance. Such shares of Preferred Stock represent all of the issued and outstanding shares of Preferred Stock of Trip Tech. Such shares of Preferred Stock vote with the holders of Common Stock on an “as converted” basis.

In addition, Gene Thompson, the former sole officer and sole director of Trip Tech prior to the Exchange, owned 23,695,584 shares of Trip Tech’s Common Stock (post August 8, 2008 forward split and prior to his cancellation of 7,107,278 shares on the Closing Date), which constituted 78.51% of the issued and outstanding Trip Tech Common Stock immediately prior to the Exchange. Pursuant to the Exchange Agreement, Mr. Thompson’s resignation from all of his positions as an officer and Director of Trip Tech became effective as of the Closing Date.

Name and Address of Beneficial Owner(1)	Amount of Direct Ownership After Exchange	Amount of Indirect Ownership After Exchange		Total Beneficial Ownership After Exchange		Percentage of Class(2)
Li Honglin, Chairman of the Board and President	0	106,925,000	(3)	106,925,000	(3)	82.25%
Xue Ying, Chief Executive Officer, Secretary and Director	0	106,925,000	(4)	106,925,000	(4)	82.25%
Jing Yan, Chief Financial Officer	0	0		0		0%
Xie Xiaoyan, Director	0	0		0		0%
Xiao Liwu, Director	0	0		0		0%
Xie Kewei, Director	0	0		0		0%
Si Zhaoqing, Director	0	0		0		0%
Michelle Sun, Director	0	0		0		0%
ALL DIRECTORS AND OFFICERS AS A GROUP (8 PERSONS):	0	106,925,000		106,925,000		82.25%
Pioneer Creation Holdings Limited 2nd Floor, Abbott Building Road
Town, Tortola British Virgin Islands	76,925,000	30,000,000	(5)	106,925,000		82.25%
Gene Thompson 516 Broadway Street Homewood, Florida 35209	16,588,306	0		16,588,306		16.59%

(1)	Unless otherwise noted, each beneficial owner has the same address as Trip Tech.

(2)
Applicable percentage of ownership is based on 100,000,000 shares of our Common Stock and 1,000,000 shares of our Preferred Stock (which are convertible into Thirty Million (30,000,000) shares of Common Stock upon Trip Tech amending its Articles of Incorporation to sufficiently increase the number of authorized shares of Common Stock in order to effect such issuance) outstanding as of the date of this Report, together with securities exercisable or convertible into shares of Common Stock within sixty (60) days of the date of this Report for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(3)
Li Honglin may be considered to beneficially own 53,462,500 shares by virtue of his 50% ownership in Pioneer Creation Holdings Limited and 53,462,500 shares by virtue of his spouse’s (Xue Ying’s) 50% ownership in Pioneer Creation Holdings Limited, which beneficially owns 106,925,000 shares of Trip Tech’s Common Stock (30,000,000 shares of which are issuable upon conversion of 1,000,000 shares of Preferred Stock).

(4)
Xue Ying may be considered to beneficially own 53,462,500 shares by virtue of her 50% ownership in Pioneer Creation Holdings Limited and 53,462,500 shares by virtue of her spouse’s (Li Honglin’s) 50% ownership in Pioneer Creation Holdings Limited, which owns 106,925,000 shares of Trip Tech’s Common Stock (30,000,000 of which are issuable upon conversion of 1,000,000 shares of Preferred Stock).

(5)	Pioneer Creation Holdings Limited owns 1,000,000 shares of Preferred Stock which are convertible into 30,000,000 shares of Common Stock.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Set forth below are the names of Trip Tech’s directors and officers, their business experience during the last five (5) years, their ages and all positions and offices that they shall hold with Trip Tech on the Closing Date.

Name	Age	Position(s)
Xue Ying	37	Chief Executive Officer, Secretary and Director
Li Honglin	42	Chairman of the Board and President
Jing Yan	41	Chief Financial Officer
Xie Xiaoyan	38	Director
Xiao Liwu	42	Independent Director
Xie Kewei	43	Independent Director
Si Zhaoqing	48	Independent Director
Michelle Sun	36	Independent Director

Family Relationships

There are no family relationships by and between or among the members of the Board or other executives, except that Li Honglin and Xue Ying are husband and wife. None of our directors and officers are directors or executive officers of any company that files reports with the SEC except as set forth in the Biographies section below.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our Bylaws. Our officers are appointed by the Board and hold office until removed by the Board.

Biographies of Officers and Directors

 Xue Ying. Ms. Xue shall serve as Chief Executive Officer, Secretary and as a Director of Trip Tech effective as of the Closing Date. Ms. Xue also serves as a Director of SkyAce and as a Director of Plentimillion. In April 1993, together with her husband, Li Honglin, Ms. Xue foundedDalian Weihang Freight Forwarding Co., Ltd., a freight forwarding company in Dalian, China which carried out the business of freight forwarding agency and chartering and is the predecessor entity to the Company. Ms. Xue also was in charge of the corporate administrative work for the Company. Ms. Xue developed the Company for the next (10) years. Ms. Xue graduated from the law department of Nanjing University majoring in business law in 1992 and she earned her EMBA at China Europe International Business Administration College in Shanghai in 2007.

Jing Yan. Ms. Jing shall serve as Chief Financial Officer of Trip Tech effective as of the Closing Date. Prior to joining the Company, Ms. Jing owned her own CPA firm since 2004. With her extensive financial and accounting knowledge, along with comprehensive experience, Ms. Jing had been distinguished as a trusted advisor to investors and executives on financial, accounting and tax matters. Prior to 2004, Ms Jing worked for Han's Technologies, Inc. and ISP Channel (n/k/a Softnet Technology Corp. (SOFN.OB)). In this sector, she has played an important role in raising funds, exercising management decision-making, and practicing accounting system implementation. Ms. Jing holds a MBA degree in accounting from California State University and a BA degree in management from Shanghai Maritime University in China. Ms. Jing is also an active Certified Public Accountant.

Li Honglin. Mr. Li shall serve as President and a Director of Trip Tech effective as of the Closing Date. Mr. Li also serves as Chairman of the Board of SkyAce. Mr. Li began his career working with the Dandong Ocean Shipping Company in Liaoning province, China. After five (5) years working with Dandong, Mr. Li established Dalian Weihang Freight Forwarding Co., Ltd. In 1993, a freight forwarding agency company in Dalian, China and the predecessor entity to the Company. Mr. Li founded the Company with his wife, Xue Ying, and in 1995, the Company purchased its first vessel. After ten (10) years of development, Mr. Li has expanded the Company into several fields of the international marine shipping business, from freight forwarding agency, shipping agency, ship chartering, ship management to bulk cargo ocean transport, container liner transport and shipping portal operation. Mr. Li Honglin has expertise in strategy management and in the operation of ocean transport companies. At the same time, he has a forward-looking insight into the development trend of the international ocean transport market and has an abundant ability of dealing with the risk. Mr. Li is a graduate of the Shanghai Ocean Shipping Institute (now known as the Shanghai Maritime University).

Xie Xiaoyan. Ms. Xie shall serve as a Director of Trip Tech effective as of the Closing Date. In 1993, she joined the Company. After that, she used to serve as the secretary, cashier and operation administrator. In 2000, she began to take charge of the operation and management of the fleet. Moreover, she also has a deep understanding and grasp of the international shipping market. She used to participate in the core work such as a series of ship-purchase and sales, exploration of the new market and new business and so on, and has built up a long-term steady cooperation relationship with prime clients and related companies in the industry. She is one of founders of the Company. Ms. Xie graduated from Jinzhou Normal College with a major in foreign languages in 1991.

Xiao Liwu. Mr. Xiao shall serve as a Director of Trip Tech effective as of the Closing Date. Mr. Xiao currently serves as President for Ningbo Penavico-ccl International Freight Forwarding Co. Ltd. in Ningbo, China and has served in such capacity for the past five (5) years. Xiao entered the logistics industry after graduating from Shanghai Maritime University in 1988. Mr. Xiao is considered a professional in the field of logistics.

Xie Kewei. Mr. Xie shall serve as a Director of Trip Tech effective as of the Closing Date. Mr. Xie currently serves as Managing Director for China Container Line Shanghai Company and has served in such capacity since January 2002. Mr. Xie has devoting himself to the container transportation service for more than ten (10) years. He is also considered a professional in shipping industry. Mr. Xie got his bachelor’s degree from Shanghai Maritime University at 1988.

Si Zhaoqing. Mr. Si shall serve as a Director of Trip Tech effective as of the Closing Date. Mr. Si currently serves as President of the China CITIC Bank branch in Jinzhou, Dalian and has served in such capacity since January 2008. Prior to that, Mr. Si served as Vice President of the Qingni branch of China CITIC Bank for five (5) years, during which Mr. Si was in charge of both the credit department and the accounting department. Mr. Si is an expert in financing and economic field and he is also a respected advisor. Mr. Si earned his bachelor’s degree from Dalian Fisheries University at 1982.

Michelle Sun. Michelle Sun. Ms. Sun shall serve as a Director of Trip Tech effective as of the Closing Date. Ms. Sun currently serves for Harrison Accounting Group, Inc. in California since 2000. Ms. Sun has extensive experience from a variety of client assignments, including those in manufacturing, real estate, construction, retail, transportation, medical and nonprofit industries. Ms. Sun has nearly 10 years of experience in the accounting field and she is also a Certified Public Accountant in the State of California.

Legal Proceedings

None of the members of the Board or other executives has been involved in any bankruptcy proceedings, criminal proceedings, any proceeding involving any possibility of enjoining or suspending members of our Board or other executives from engaging in any business, securities or banking activities, and have not been found to have violated, nor been accused of having violated, any federal or state securities or commodities laws.

Significant Employees

The Company has no significant employees.

Compliance with Section 16(A) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended requires a company's officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than ten percent (10%) stockholders are required by SEC regulation to furnish the company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, all reports under Section 16(a) required to be filed by its officers and directors and greater than ten percent (10%) beneficial owners were timely filed as of the date of this filing.

Audit Committee and Charter

The Company does not have a separately-designated standing audit committee. Instead, the Board performs the required functions of an audit committee.  Currently, Gene Thompson and Li Honglin are the only members of the Board, and the Board is currently the functional-equivalent of an audit committee.  Neither Director meets the independence requirements for an audit committee member. The Board selects the Company’s independent public accountant, establishes procedures for monitoring and submitting information or complaints related to accounting, internal controls or auditing matters, engages outside advisors, and makes decisions related to funding the outside auditory and non-auditory advisors engaged by the Board. The Company has not adopted an audit committee charter, as the current system is deemed by management to be sufficient to meet the Company’s requirements at this time. However, the Company intends to adopt an audit committee charter in the near future.

Audit Committee Financial Expert

Trip Tech has no audit committee financial expert.  Prior to the Exchange, management was of the opinion that the cost related to retaining a financial expert was prohibitive and because of Company’s limited operations at that time, management was of the opinion that the services of a financial expert were not warranted. However, in light of the Exchange and the Company’s new operations, the Company intends to name an audit committee financial expert in the near future.

Corporate Governance and Nominating Committee and Charter

The Company does not currently have a Corporate Governance and Nominating Committee, however the Board plans to create such a committee and to adopt a Charter for such committee in the near future.

Compensation Committee and Charter

The Company does not currently have a Compensation Committee, however the Board plans to create such a committee and to adopt a Charter for such committee in the near future.

Code of Ethics

Trip Tech has adopted a Code of Ethics applicable to Trip Tech’s Chief Executive Officer and Chief Financial Officer. This Code of Ethics is referenced as an Exhibit herein.

EXECUTIVE COMPENSATION

The following table sets forth compensation information for services rendered by certain of our former executive officers prior to the Exchange in all capacities during the last three (3) completed fiscal years (ended February 29, 2008 and February 28, 2007) and compensation information for our current officers after the Exchange. The compensation listed below which will be paid to our new officers will be paid by SkyAce. The following information includes the U.S. dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

Summary Compensation Table

Name And Principal Function (a)	Year (b)	Salary (US$) (c)	Bonus (US$) (d)	Stock Awards (US$) (e)	Option Awards (US$) (f)	Non-Equity Incentive Plan Compen-sation (US$) (g)	Non-qualified Deferred Compen-sation Earnings (US$) (h)	All Other Compensation (US$) (i)	Total (US$) (j)
Gene Thompson, Former Officer (1)	2008 2007	-0- -0-	-0- -0-	-0- 40,000(2)	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- 40,000
Xue Ying, Chief Executive Officer and Secretary (3)	2008 2007	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-
Li Honglin, President (4)	2008 2007	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-
Jing Yan, Chief Financial Officer(5)	2007 2006	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-

(1)	Mr. Thompson was the Sole Officer and Director of Trip Tech from Trip Tech’s inception through the Closing Date of the Exchange (August 12, 2008).

(2)
Mr. Thompson was issued 8,000,000 founder shares (equal to 23,695,584 shares post August 8, 2008 forward split) of Trip Tech’s Common Stock valued at $40,000 as payment for services rendered to Trip Tech.

(3)
Xue Ying shall serve as Trip Tech’s Chief Executive Officer and Secretary effective as of the Closing Date and shall receive US$150,000 for her services as Chief Executive Officer and Secretary in the fiscal year ending 2009.

(4)	Li Honglin shall serve as Trip Tech’s President effective as of the Closing Date and shall receive US$150,000 for his services as President of Trip Tech in the fiscal year ending 2009.

(5)
Jing Yan shall serve as Trip Tech’s Chief Financial Officer effective as of the Closing Date and shall receive US$120,000 for her services as Chief Financial Officer of Trip Tech in the fiscal year ending 2009.

As of February 29, 2008, the Company did not have any “Grants of Plan-Based Awards”, “Outstanding Equity Awards”, “Option Exercises and Stock Vested”, “Pension Benefits”, “Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans”, or “Potential Payments Upon Termination or Change in Control” to report.

Executive and Director Compensation

Mr. Gene Thompson was the former sole officer and sole Director of Trip Tech prior to the Closing Date. In connection with his services as an officer of Trip Tech, Mr. Thompson was issued 8,000,000 shares of Common Stock, which was issued to him in 2007. Immediately prior to the Closing, Mr. Thompson owned 23,695,584 shares of Common Stock (post August 8, 2008 forward split and prior to his cancellation of 7,107,278 shares on the Closing Date) constituting 78.51% of the issued and outstanding Common Stock immediately prior to the Exchange.

The Company did not provide any compensation to its Director in the fiscal year ending February 29, 2008. The Company may establish certain compensation plans (e.g. options, cash for attending meetings, etc.) with respect to Directors in the future.

Pursuant to the Exchange Agreement, Mr. Thompson’s resignation from each of his positions as sole officer and as a Director of Trip Tech became effective as of the Closing Date.

Employment Agreements

There are currently no employment agreements by and between Trip Tech and its employees or the Group and its employees.

Benefit Plans

Trip Tech has no stock option, retirement, pension or profit-sharing programs for the benefit of its directors, officers or other employees, however our Board may recommend adoption of one or more such programs in the future.

In accordance with Chinese law, Winland International offers a welfare program pursuant to which it pays pension, accident, medical, birth, job and house allowance payments for all contract employees of Winland International and its affiliates.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,
AND DIRECTOR INDEPENDENCE

Exchange Agreement (Change of Control)

On the Closing Date of the Exchange Agreement with the Stockholder of SkyAce, Trip Tech acquired all of the issued and outstanding capital stock of SkyAce from the Stockholder in exchange for Seventy-Six Million Nine Hundred Twenty-Five Thousand (76,925,000) newly-issued shares of Trip Tech’s Common Stock and One Million (1,000,000) shares of Preferred Stock which are convertible into Thirty Million (30,000,000) shares of Common Stock upon Trip Tech amending its Articles of Incorporation to sufficiently increase the number of authorized shares of Common Stock in order to effect such issuance. As a result of the Exchange, the Stockholder beneficially owns eighty-two and one quarter percent (82.25%) of the voting capital stock of Trip Tech. Upon the execution of the Exchange Agreement, Gene Thompson resigned as the sole officer and Director of the Company and Li Honglin, Xue Ying, Xie Xiaoyan, Xiao Liwu, Xie Kewei, Si Zhaoqing and Michelle Sun were appointed to the Board of Trip Tech, effective immediately (as detailed in Item 5.02 herein below).

Skyace Related Party Transactions

SkyAce’s related party transactions as of December 31, 2007 and 2006 consist of the following:

(I) Due From Related Parties		2007	2006

Dalian Winland Group Co., Ltd.	(a)	$38,478,550	$17,170,799
Winland Container Lines Ltd.	(b)	1,125,621	3,113,551
Deshun Shipping Management Co.	(c)	108	101
Li Cui	(d)	1,290	1,290
Xue Ying	(e)	1,375,868	1,208,672
Li Honglin	(f)	127,871	131,281
Total due from related parties:		$41,109,308	$21,625,694

(II) Due To Related Parties		2007	2006

Dalian Winland Shipping Co., Ltd.	(g)	$3,445,115	$3,818,581
Dalian Master Well Ship Management Co., Ltd.	(h)	457,847	301,606
Winland Shipping Japan Co., Ltd.	(i)	46,881	39,874
Total due to related parties:		$3,949,843	$4,160,061

(III) Due From Employees		2007	2006

Current	(j)	$3,873	$4,207
Total due from employees:		$3,873	$4,207

(IV) Due To Employees		2007	2006

Current	(j)	$31,446	$6,396
Total due from employees:		$31,446	$6,396

a.
Dalian Winland Group Co., Ltd (“DWGC”) is controlled by common directors, namely, Li Honglin and Xue Ying, of the Company. The Company paid $56,117,871 and $27,305,503 of expenses on behalf of DWGC in 2007 and 2006, respectively. The Company collected $34,717,441 and $20,543,460 on behalf of DWGC in 2007 and 2006, respectively. For the years ended December 31, 2007 and 2006, the Company recognized interest expense of $81,948 and $78,032, respectively. All outstanding balances at December 31, 2007 and 2006 were interest-free, unsecured and settled in 2008.

b.
Winland Container Lines Ltd. (“Winland Container”) is controlled by common directors, namely, Li Honglin and Xue Ying, of the Company. The Company provided shipping agency and freight forwarding services to Winland Container. For the years ended December 31, 2007 and 2006, the Company recognized relevant service revenue of $524,396 and $206,519, respectively. For the years ended December 31, 2007 and 2006, the Company paid $748,099 and $3,411,456 of expenses to related ports on behalf of Winland Container. All outstanding balances at December 31, 2007 and 2006 are interest-free, unsecured and have no fixed repayment.

c.
Deshun Shipping Management Co. (“Deshun”) is controlled by common directors, namely, Li Honglin and Xue Ying, of the Company. For the years ended December 31, 2007 and 2006, the Company paid $121 and $216 of expenses on behalf of Deshun. All outstanding balances at December 31, 2007 and 2006 are interest-free, unsecured and have no fixed repayment.

d.	Li Cui shall serve as Chief Financial Officer of Trip Tech effective as of the Closing Date. All outstanding balances at December 31, 2007 and 2006 were interest-free, unsecured and have been settled.

e.	Xue Ying shall serve as a Director of the Company effective as of the Closing Date. All outstanding balances at December 31, 2007 and 2006 were interest-free, unsecured and have been settled.

f.
Li Honglin shall serve as a Director of the Company effective as of the Closing Date. In 2006 and 2007, Li Honglin rented his apartment to Shipping Online as one of its office room in Dalian. Rental expenses were $3,172 and $3,021 for the years ended December 31, 2007 and 2006, respectively. All outstanding balances at December 31, 2007 and 2006 are interest-free, unsecured and have no fixed repayment.

g.
Dalian Winland Shipping Co. (“DWSC”) is controlled by common directors, namely, Li Honglin and Xue Ying, of the Company. The Company provided shipping agency and freight forwarding services to DWSC. For the years ended December 31, 2007 and 2006, the Company recognized relevant service revenue of $115,798 and $6,681, respectively. For the years ended December 31, 2007 and 2006, the Company received $3,614,691 and $3,865,899 of ocean fees on behalf of DWSC. For the years ended December 31, 2007 and 2006, the Company recognized interest expense of $125,023 and $119,048, respectively. DWSC also provided vessel management services for the Company. The vessel management fee for two vessels in years 2007 and 2006 was $36,000. All outstanding balances at December 31, 2007 and 2006 are interest-free, unsecured and have no fixed repayment.

h.
Dalian Master Well Ship Management Co., Ltd. (“Master Well”) is a subsidiary of DWGC, a related party of the Company. Master Well operates as the vessel management company for the Company. The vessel management fee for 11 vessels in years 2007 and 2006 was $274,200 and $293,400, respectively. The Company paid $134,504 and $169,029 on behalf of Master Well in 2007 and 2006, respectively. The Company collected $16,546 and $177,235 on behalf of Master Well in 2007 and 2006, respectively. All outstanding balances at December 31, 2007 and 2006 are interest-free, unsecured and have no fixed repayment.

i.
Winland Shipping Japan Co., Ltd. has the same stockholder, namely, Xue Ying, of the Company. The Company recognized relevant agency service expense of $7,007 and $108,262, in year 2007 and 2006, respectively. All outstanding balances at December 31, 2007 and 2006 are interest-free, unsecured and have no fixed repayment.

j.
Amounts due from/to employees are interest-free, unsecured and have no fixed repayment. The amounts due from/to employees primarily represent advances to/amount due to sales personnel of the Company for business and travel related expenses.

SkyAce’s related party transactions as of March 31, 2008 consist of the following:

(I) Due From Employees	Footnote	March 31, 2008 (Unaudited)

Current	(a)	$3,983
Total due from employees:		$3,983

(II) Due To Related Parties	Footnote	March 31, 2008 (Unaudited)

Dalian Winland Shipping Co., Ltd.	(b)	$117,400
Dalian Master Well Ship Management Co., Ltd.	(c)	526,568
Winland Shipping Japan Co., Ltd.	(d)	23,168
Dalian Winland Shipping Co.	(e)	4,134,109
Dalian Winland Group Co.	(f)	1,141,883
Li Honglin	(g)	712
Due to Employees	(a)	32,753
Total due to related parties:		$5,976,593

a.
Amounts Due from/to employees are interest-free, unsecured and have no fixed repayment. The amounts due from/to employees primarily represent advances to/amount due to sales personnel of the Company for business and travel related expenses.

b.
DWSC operates as a vessel management company for the Company. The vessel management fee for March 31, 2008 and 2007 was $45,400 and $36,400, respectively. The outstanding balances at March 31, 2008 are interest-free, unsecured and have no fixed repayment.

c.
Master Well operates as the vessel management company for the Company. The Company paid $10,011 on behalf of Dalian Master Well Ship Management Co., Ltd, in the three months ended March 31, 2007. The Company collected $68,720 on behalf of Master Well Sin the three months ended March 31, 2008. The outstanding balance at March 31, 2008 is interest-free, unsecured and has no fixed repayment.

d.
Winland Japan has the same stockholder, namely Xue Ying, of the Company. The Company recognized relevant agency service expense of $16,707 and $60,563, in the three months ended March 31, 2008 and 2007, respectively. The outstanding balance on March 31, 2008 is interest-free, unsecured and have no fixed repayment.

e.
The Company provided shipping agency and freight forwarding services to DWSC. For the three months ended March 31, 2008 and 2007, the Company recognized relevant service revenue of $25,798 and $1,681, respectively. For the three months ended March 31, 2008 and 2007, the Company received $1,429,582 and $1,241,042 of ocean fee on behalf of DWSC. For the three months ended March 31, 2008 and 2007, the Company recognized interest expense of $32,989 and $30,398, respectively. The outstanding balance at March 31, 2008 is interest-free, unsecured and has no fixed repayment.

f.
DWIG is controlled by common directors, namely, Li Honglin and Xue Ying, of the Company. For the three months ended March 31, 2008 and 2007, the Company recognized interest expense of $21,623 and $19,925, respectively. The outstanding balances at March 31, 2008 and December 31, 2007 are interest-free, unsecured and have no fixed repayment.

g.
Li Honglin rented his apartment to Shipping Online as one of its office room in Dalian. Rental expense was $837 and $771 for the three months ended March 31, 2008 and 2007, respectively. The outstanding balance at March 31, 2008 is interest-free, unsecured and has no fixed repayment.

Policies and Procedures for Related-Party Transactions

None.

Promoters

None.

Director Independence

The following directors are independent: Xiao Liwu, Xie kewei, Si Zhaoqing and Michelle Sun.

The following directors are not independent: Li Honglin, Xue Ying and Xie Xiaoyan.

DESCRIPTION OF SECURITIES

As of the date of this Report, our authorized capital stock currently consists of One Hundred Million (100,000,000) shares of Common Stock, par value $0.001 per share, of which there are One Hundred Million (100,000,000) issued and outstanding shares of Common Stock and Twenty Million (20,000,000) shares preferred stock, par value $0.001 per share, of which there are One Million (1,000,000) shares issued or outstanding. The following statements set forth the material terms of our capital stock; however, reference is made to the more detailed provisions of, and these statements are qualified in their entirety by reference to, Trip Tech’s Articles of Incorporation and Bylaws, copies of which are referenced as Exhibits herein. There are no provisions in Trip Tech’s Articles of Incorporation or Bylaws that would delay, defer or prevent a change in our control.

Common Stock

Holders of Trip Tech’s Common Stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors. Holders of Trip Tech’s Common Stock representing a majority of the voting power of Trip Tech’s capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of Trip Tech’s stockholders. A vote by the holders of a majority of Trip Tech’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Although there are no provisions in Trip Tech’s Articles of Incorporation or Bylaws that may delay, defer or prevent a change in control, we are authorized, without stockholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect.

Holders of Common Stock are entitled to share in all dividends that the Board, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock. Holders of Common Stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to Trip Tech’s Common Stock.

Preferred Stock

Our Board has the authority, without further action by the stockholders, to issue from time to time shares of preferred stock in one or more series for such consideration and with such powers, designations, preferences, and relative, participating, option and other special rights as the Board may determine. The powers, designations, preferences, and relative, participating, option and other special rights of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of Common Stock.

On the Closing Date, Trip Tech filed with the State of Texas a Certificate of Designation of Series A Preferred Stock which sets forth the powers, designations, preferences, and relative, participating, option and other special rights of such Preferred Stock, a form of which is attached as Exhibit C to the Exchange Agreement, and a copy of the Exchange Agreement is attached to this Report as Exhibit 2.1. The number of shares constituting Preferred Stock is One Million (1,000,000), having a par value of $0.001 per share. Thereafter, Trip Tech issued One Million (1,000,000) shares of Preferred Stock to the Stockholder pursuant to the terms of the Exchange Agreement.

Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, senior to all series of any other class of Trip Tech’s preferred and Common Stock. The holder of Preferred Stock has the right to vote on an “as converted” basis together with holders of Common Stock as of the time a vote is taken and not as a separate class. The holder of Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote and shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the Corporation.

At any time on or after the date that Trip Tech increases the amount of authorized Common Stock to such number that is equal to or greater than One Hundred Thirty Million (130,000,000), the holder of Preferred Stock shall have the option of converting all of its One Million (1,000,000) shares of Preferred Stock into Thirty Million (30,000,000) shares of Common Stock (the "Conversion"). In the event of a liquidation, dissolution or winding up of the Corporation, these Conversion rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding. We may in the future establish an incentive stock option plan for our directors, employees and consultants.

Transfer Agent

Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209 currently acts as our transfer agent and registrar.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

Our Common Stock has traded on the OTCBB under the symbol “TPTQ” since July 24, 2007. There has been an extremely limited public market for our Common Stock.  As of the Closing Date, based on information provided to us from Pink Sheets, LLC, our Common Stock only traded on two (2) days, on August 22, 2007 (sale price was $0.05 with the stock closing at $0.05) and November 29, 2007 (sale price was $0.25 with the stock closing at $0.25). As of the date hereof, One Hundred Million (100,000,000) shares of Common Stock and One Million (1,000,000) shares of our Preferred Stock were issued and outstanding.

When the trading price of Trip Tech’s Common Stock is below US$5.00 per share, the Common Stock is considered to be a “penny stock” that is subject to rules promulgated by the SEC (Rule 15-1 through 15g-9) under the Exchange Act. These rules impose significant requirements on brokers under these circumstances, including: (a) delivering to customers the SEC’s standardized risk disclosure document; (b) providing customers with current bid and ask prices; (c) disclosing to customers the brokers-dealer’s and sales representatives compensation; and (d) providing to customers monthly account statements.

Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of the Board. We presently intend to retain all earnings, if any, for use in our business operations and accordingly, the Board does not anticipate declaring any cash dividends for the foreseeable future. We have not paid any cash dividends on our Common Stock.

Holders of Common Equity

As of the date of this Report, we have issued One Hundred Million (100,000,000) shares of our Common Stock to sixty (60) holders and One Million (1,000,000) shares of Preferred Stock to one (1) holder (the Stockholder). The Company believes that it has more stockholders since many of its shares are held in "street" name. See also the “Security Ownership of Certain Beneficial Owners and Management” above for a table setting forth (a) each person known by us to be the beneficial owner of five percent (5%) or more of our Common Stock and (b) all directors and officers individually and all directors and officers as a group as of the date of this Report, after giving effect to the Exchange. The Exchange occurred simultaneously with the cancellation of 7,107,278 shares of Trip Tech’s Common Stock held by Mr. Gene Thompson, Trip Tech’s majority stockholder immediately prior to the Exchange.

Securities Authorized for Issuance under Equity Compensation Plans

As of the date of this Report, we have no compensation plans (including individual compensation arrangements) under which Trip Tech’s equity securities are authorized for issuance.

LEGAL PROCEEDINGS

In the normal course of business, we are named as defendant in lawsuits in which claims are asserted against us. In our opinion, the liabilities, if any, which may ultimately result from such lawsuits, are not expected to have a material adverse effect on our financial position, results of operations or cash flows. As of the date hereof, there is no pending or outstanding material litigation with the Company except as set forth below.

There was letter of undertaking from Nanyang Commercial Bank, Ltd. for the long term deposit of $900,000 from Winland Shipping Co., Ltd. in respect of the claim from Seyang Shipping Co., Ltd due to chartering of motor vessel Atlantic Pride as of December 31, 2007 and 2006.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our directors and officers are indemnified as provided by the Texas Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act of1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities registered under Trip Tech’s Registration Statement on Form SB-2 as filed with the SEC on May 14, 2007, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

None.

ADDITIONAL INFORMATION

We are obligated to file reports with the SEC pursuant to the Exchange Act. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

We also maintain a website at http://www.sol.com.cn.  We plan to make available in the near future on our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Until the posting of such reports on our website, we will voluntarily provide electronic or paper copies of our filings free of charge upon written request to the Company at our principal executive offices.

Item 3.02 Unregistered Sales of Equity Securities.

Trip Tech was incorporated in the State of Texas on November 17, 2006 and 8,000,000 (pre June 2008 split) shares of Common Stock were issued Gene Thompson for $40,000. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and were issued to Mr. Thompson as founders shares. These shares of our Common Stock qualified for exemption under Section 4(2) of the Securities Act since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Thompson had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering”. Based on an analysis of the above factors, Trip Tech met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

In December 2006, we completed a Regulation D Rule 506 offering in which we sold 2,190,000 shares of common stock (pre June 2008 split) to fifty-six (56) investors at a price of $0.025 per share for an aggregate offering price of $54,750. The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each stockholder:

NAME	Number of Shares (pre June 2008 split)
Jesse Beaty	40,000
Carly Bernhardt	40,000
Faye Boyce	40,000
Allison Brigance	40,000
Calynn Brigance	40,000
Peter Brunson	40,000
Rosemary Brunson	40,000
Amanda Certain	40,000
Robert W. Christian, Sr.	40,000
Robert Christian, Jr.	40,000
Terry L Clark	40,000
Robert R. Cook	40,000
Robert Alexander Dow	40,000
Sarah Esselborn	40,000
Laura Lee Etheridge	40,000
Alan R Filson	40,000
Erin Filson	40,000
Phyllis A. Fonseca	40,000
Mark Ford	40,000
Christopher Nolan Francis	40,000
Connie Gonzales	40,000
Jerome E Gonzales	40,000
David Lane Gregory	40,000
Glenda Louise Brigance Gregory	40,000
Randy Greiner	40,000
Jack Harris	40,000
Charles C Hunsinger	40,000
Drew Johnson	40,000
Jillaina D Kennedy	30,000
Matthew Marek	40,000
Tanya Marek	40,000
Donald C May	40,000
Jodie Morris	40,000
Justin Morris	40,000

NAME	Number of Shares
Holly Morrison	40,000
Mary Francis Moss	40,000
Sarah Ann Philips	40,000
Colliny Pippin	40,000
Stephanie J Poynter	40,000
Colin Pscheidt	40,000
Maria Raggio	20,000
Paul N Rice	40,000
George Saab, Jr.	40,000
Michael Sanford	40,000
Erica Schultz	40,000
Doreen Sere	40,000
Jim Sere	40,000
Anabella Smith	20,000
Stacey Talan	40,000
Glenn Verret	40,000
Casie Waddell	40,000
Jessica Walsh	40,000
David E Williams	40,000
CRG Assets	40,000
BGlass	40,000
Champions Financial	40,000

The Common Stock issued in our Regulation D, Rule 506 Offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 506 of Regulation D of the Securities Act. In accordance with Section 230.506 (b)(1) of the Securities Act, these shares qualified for exemption under the Rule 506 exemption for this offerings since it met the following requirements set forth in Reg. ss.230.506:

•	No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

•
At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an “investment company” within the meaning of the federal securities laws.

•
Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

•	The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

•	None of the investors are affiliated with any of our directors, officers or promoters or any beneficial owner of 10% or more of our securities.

Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in February 2006 were restricted in accordance with Rule 144 of the Securities Act. In addition, each of these stockholders were either accredited as defined in Rule 501(a) of Regulation D promulgated under the Securities Act or sophisticated as defined in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act.

On June 5, 2008, the Board declared a forward stock split, effective June 12, 2008. The forward stock split was on a 1.480973973 for 1 basis affecting Trip Tech’s issued and outstanding Common Stock.  Each holder of the record of Trip Tech’s Common Stock as of June 5, 2008 was entitled to receive 0.480973973 additional shares of Trip Tech’s Common Stock for each share of Common Stock held on such date. No shares were issued for fractional shares.  Trip Tech’s Transfer Agent mailed the additional stock certificates on June 17, 2008.

On July 25, 2008, the Board declared a forward stock split, effective August 8, 2008. The forward stock split was on a 2 for 1 basis affecting Trip Tech’s issued and outstanding Common Stock.  Each holder of the record of Trip Tech’s Common Stock as of July 25, 2008 (the “Record Date”), was entitled to receive one (1) additional share of Trip Tech’s Common Stock for each share of Common Stock held on the Record Date. No shares were issued for fractional shares.  Trip Tech’s Transfer Agent mailed the additional stock certificates on August 11, 2008.

On the Closing Date, pursuant to the terms of the Exchange Agreement, Trip Tech acquired all of the issued and outstanding capital stock of SkyAce in exchange for Seventy-Six Million Nine Hundred Twenty-Five Thousand (76,925,000) newly-issued shares of Trip Tech’s Common Stock and One Million (1,000,000) shares of Preferred Stock which are convertible into Thirty Million (30,000,000) shares of Common Stock upon Trip Tech amending its Articles of Incorporation to sufficiently increase the number of authorized shares of Common Stock in order to effect such issuance.

On the Closing Date, pursuant to the terms of the Exchange Agreement, Gene Thompson cancelled 7,107,278 shares of Common Stock.

As of the date of this Report, there were One Hundred Million (100,000,000) shares of Trip Tech’s Common Stock issued and outstanding.  We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

Item 5.01 Change in Control of Registrant

On the Closing Date of the Exchange Agreement with the Stockholder of SkyAce, Trip Tech acquired all of the issued and outstanding capital stock of SkyAce from the Stockholder in exchange for Seventy-Six Million Nine Hundred Twenty-Five Thousand (76,925,000) newly-issued shares of Trip Tech’s Common Stock and One Million (1,000,000) shares of Preferred Stock which are convertible into Thirty Million (30,000,000) shares of Common Stock upon Trip Tech amending its Articles of Incorporation to sufficiently increase the number of authorized shares of Common Stock in order to effect such issuance. As a result of the Exchange, the Stockholder beneficially owns eighty-two and one quarter percent (82.25%) of the voting capital stock of Trip Tech. Upon the execution of the Exchange Agreement, Gene Thompson resigned as the sole officer and director of the Company and Li Honglin, Xue Ying, Xie Xiaoyan, Xiao Liwu, Xie Kewei, Si Zhaoqing and Michelle Sun were appointed to the Board of Trip Tech, effective immediately (as detailed in Item 5.02 herein below).

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On the Closing Date, (a) Li Honglin, Xue Ying, Xie Xiaoyan, Xiao Liwu, Xie Kewei, Si Zhaoqing and Michelle Sun were appointed to the Board of Trip Tech, with Li Honglin serving as Chairman of the Board, (b) Gene Thompson resigned from each of his officer and director positions with Trip Tech, (b) Li Honglin was appointed to serve as President of Trip Tech, (c) Xue Ying was appointed to serve as Chief Executive Officer and Secretary of Trip Tech and (d) Jing Yan was appointed to serve as Chief Financial Officer of Trip Tech, effective immediately. For further information on these individuals, please see the Section entitled “Directors, Executive Officers, Promoters and Control Persons” herein above.

Item 5.06 Change in Shell Company’s Status

Prior to the Closing Date, Trip Tech was a shell company, other than a business combination related shell company, as that term is defined in Rule 12b-2 under the Exchange Act.

Upon completion of the Exchange, Trip Tech ceased being a shell company. From and after the Closing Date, the operations of Plentimillion and Winland International shall be the only operations of Trip Tech.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements attached hereto as Exhibits 99.1 and 99.2.

(b) Pro Forma Financial Statements attached hereto as Exhibits 99.3.

(c) See (a) and (b) above.

(d) Exhibit No Description:

EXHIBIT NO.	DESCRIPTION	LOCATION
2.1	Share Exchange Agreement, dated August 12, 2008, by and among Trip Tech, Inc., SkyAce Group Limited and Pioneer Creation Holdings Limited	Provided herewith

3.1	Articles of Incorporation of Trip Tech, Inc.	Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 as filed with the SEC on May 14, 2007

3.2	Bylaws of Trip Tech, Inc.	Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form SB-2 as filed with the SEC on May 14, 2007

3.3	Memorandum and Articles of Association of SkyAce Group Limited	Provided herewith

3.4	Certificate of Incorporation of SkyAce Group Limited	Provided herewith

EXHIBIT NO.	DESCRIPTION	LOCATION
3.5	Memorandum and Articles of Association of Plentimillion Group Limited	Provided herewith

3.6	Certificate of Incorporation of Plentimilllion Group Limited	Provided herewith

3.7	Memorandum and Articles of Association of Best Summit Enterprises Limited	Provided herewith

3.8	Certificate of Incorporation of Best Summit Enterprises Limited	Provided herewith

3.9	Memorandum and Articles of Association of Wallis Development Limited	Provided herewith

3.10	Certificate of Incorporation of Wallis Development Limited	Provided herewith

3.11	Articles of Association of Beijing Huate Xingye Keji Co. Ltd.	Provided herewith

3.12	Certificate of Incorporation of Beijing Huate Xingye Keji Co. Ltd.	Provided herewith

3.13	Certificate of Correction to Trip Tech’s Articles of Incorporation, dated August 11, 2008	Provided herewith

10.1	Exclusive Technology Consultation Service Agreement, dated March 31, 2008, by and among Beijing Huate Xingye Keji Co. Ltd. and Winland International	Provided herewith

10.2	Exclusive Technology Consultation Service Agreement, dated March 31, 2008, by and among Beijing Huate Xingye Keji Co. Ltd. and Winland Logistics	Provided herewith

10.3	Exclusive Technology Consultation Service Agreement, dated March 31, 2008, by and among Beijing Huate Xingye Keji Co. Ltd. and Shipping Online	Provided herewith

10.4	Exclusive Equity Interest Purchase Agreement, dated March 31, 2008, by and among Wallis Development Limited, Dalian Winland International Shipping Agency Co., Ltd. and Dalian Winland Group Co., Ltd.	Provided herewith

10.5
Exclusive Equity Interest Purchase Agreement, dated March 31, 2008, by and among Wallis Development Limited, Dalian Winland International Shipping Agency Co., Ltd. and Dalian Weihang Logistic Agent Co., Ltd.
Provided herewith

EXHIBIT NO.	DESCRIPTION	LOCATION
10.6
Exclusive Equity Interest Purchase Agreement, dated March 31, 2008, by and among Wallis Development Limited, Dalian Winland International Shipping Agency Co., Ltd. and Dalian Winland Shipping Co., Ltd.
Provided herewith

10.7	Exclusive Equity Interest Purchase Agreement, dated March 31, 2008, by and between Wallis Development Limited, Dalian Winland International Logistics Co., Ltd. and Dalian Winland Group Co., Ltd.	Provided herewith

10.8	Exclusive Equity Interest Purchase Agreement, dated March 31, 2008, by and between Wallis Development Limited, Dalian Winland International Logistics Co., Ltd. and Dalian Winland Shipping Co., Ltd.	Provided herewith

10.9
Exclusive Equity Interest Purchase Agreement, dated March 31, 2008, by and between Wallis Development Limited, Dalian Winland International Logistics Co., Ltd. and Dalian Winland International Shipping Agency Co., Ltd.
Provided herewith

10.10	Exclusive Equity Interest Purchase Agreement, dated March 31, 2008, by and among Wallis Development Limited, Dalian Shipping Online Network Co., Ltd. and Li Honglin	Provided herewith

10.11	Exclusive Equity Interest Purchase Agreement, dated March 31, 2008, by and among Wallis Development Limited, Dalian Shipping Online Network Co., Ltd. and Xue Ying	Provided herewith

10.12	Equity Interest Pledge Agreement, dated March 31, 2008, by and between Beijing Huate Xingye Keji Co. Ltd. and Dalian Winland Group Co.	Provided herewith

10.13	Equity Interest Pledge Agreement, dated March 31, 2008, by and between Beijing Huate Xingye Keji Co. Ltd. and Dalian Winland Shipping Co., Ltd.	Provided herewith

10.14	Equity Interest Pledge Agreement, dated March 31, 2008, by and between Beijing Huate Xingye Keji Co. Ltd. and Dalian Weihang Logistic Agent Co., Ltd.	Provided herewith

10.15	Equity Interest Pledge Agreement, dated March 31, 2008, by and between Beijing Huate Xingye Keji Co. Ltd. and Dalian Winland International Logistics Co., Ltd.	Provided herewith

EXHIBIT NO.	DESCRIPTION	LOCATION
10.16	Equity Interest Pledge Agreement, dated March 31, 2008, by and between Beijing Huate Xingye Keji Co. Ltd. and Dalian Winland Group Co.	Provided herewith

10.17	Equity Interest Pledge Agreement, dated March 31, 2008, by and between Beijing Huate Xingye Keji Co. Ltd. and Winland Shipping Co., Ltd.	Provided herewith

10.18	Equity Interest Pledge Agreement, dated March 31, 2008, by and between Beijing Huate Xingye Keji Co. Ltd. and Li Honglin	Provided herewith

10.19	Equity Interest Pledge Agreement, dated March 31, 2008, by and between Beijing Huate Xingye Keji Co. Ltd. and Xue Ying	Provided herewith
10.20
Powers of Attorney, dated March 31, 2008, executed by Dalian Winland Group Co., Ltd., Dalian Winland Shipping Co., Ltd. and Dalian Weihang Logistic Agent Co., Ltd. in favor of Beijing Huate Xingye Keji Co. Ltd. For Dalian Winland International Shipping Agency Co., Ltd.
Provided herewith

10.21
Powers of Attorney, dated March 31, 2008, executed by Dalian Winland Group Co., Ltd., Dalian Winland Shipping Co., Ltd. and Dalian Winland International Shipping Agency Co., Ltd. in favor of Beijing Huate Xingye Keji Co. Ltd. for Dalian Winland International Logistics Co., Ltd.
Provided herewith

10.22	Powers of Attorney, dated March 31, 2008, executed by Li Honglin and Xue Ying in favor of Beijing Huate Xingye Keji Co. Ltd. and Dalian Shipping Online Network Co., Ltd.	Provided herewith

14.1	Code of Ethics	Incorporated by reference to Exhibit 14.1 to the Company’s Annual Report on Form 10-KSB as filed with the SEC on March 28, 2008

21	List of Subsidiaries of Trip Tech, Inc.	Provided herewith

23.1	Consent of K.P. Cheng & Co.	Provided herewith

99.1	Audited Combined Financial Statements of SkyAce Group Limited and Affiliates For the Years Ended December 31, 2007 and 2006	Provided herewith

99.2	Unaudited Consolidated and Combined Financial Statements of SkyAce Group Limited and Subsidiaries for the Three Months Ended March 31, 2008	Provided herewith

99.3	Trip Tech, Inc. and Subsidiaries Unaudited Pro Forma Condensed Consolidated Financial Statements for the year ended December 31, 2007 and the three months ended March 31, 2008.	Provided herewith

SIGNATURE PAGE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 12, 2008

TRIP TECH, INC.

By:	/s/ Xue Ying
Name: Xue Ying
Title: Chief Executive Officer and Secretary